            As Filed with the Securities and Exchange Commission on May 17, 1999
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             INTERNET AMERICA, INC.
             (Exact name of registrant as specified in its charter)


                 TEXAS                                   7372                                 86-0778979
    (State or Other Jurisdiction of          (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                 Identification No.)


                                                                                    MICHAEL T. MAPLES
                    ONE DALLAS CENTRE                                               ONE DALLAS CENTRE
              350 NORTH ST. PAUL, SUITE 3000                                 350 NORTH ST. PAUL, SUITE 3000
                   DALLAS, TEXAS 75201                                             DALLAS, TEXAS 75201
                      (214) 861-2500                                                 (214) 861-2500
(Address and telephone of registrant's principal executive      (Address and telephone of registrant's principal executive
                         offices)                                                       offices)

                          Copies of communications to:

                               RICHARD F. DAHLSON
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                            DALLAS, TEXAS 75202-3797
                            TELEPHONE: (214) 953-6000
                           TELECOPIER: (214) 953-5822

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional Common Stock for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
   Title of each class                                    Proposed              Proposed maximum
   of securities to be         Amount to be           maximum offering      aggregate offering price         Amount of
       registered               registered             price per unit                                    registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share          382,635 shares               $26.25                $10,044,168.75              $2,792.28
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on May 13, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 17, 1999

PROSPECTUS                                                       382,635 SHARES

                             INTERNET AMERICA, INC.

                                  COMMON STOCK
                          -----------------------------

         The shareholders of Internet America, Inc. listed under "Principal and Selling Shareholders" on page 41, below, are offering and selling 382,635 shares of Internet America Common Stock under this Prospectus. The selling shareholders acquired the shares in connection with our purchase of all of the issued and outstanding securities of CyberRamp, L.L.C., a Texas limited liability company, or of the net assets of CompuNet, Inc., a Texas corporation.

         Some or all of the selling shareholders expect to sell their shares. The selling shareholders may offer their shares of Common Stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders will pay any selling commissions from the sales, and we will pay all other registration expenses relating to the offer and sale of the stock.

         The Common Stock is listed on the Nasdaq National Market under the symbol "GEEK." On May 13, 1999, the last reported sale price of the Common Stock was $26.00 per share.

                                 ---------------

              INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is May 17, 1999.

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Financial Statements, including Notes thereto, appearing elsewhere in this Prospectus. References to fiscal years by date refer to the fiscal year ended June 30 of that year. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors" on page 6, below. The "Glossary of Technical Terms" on page 49, below, contains definitions of certain technical terms.

                                   THE COMPANY

         Internet America provides a wide array of Internet services tailored to meet the needs of individual and business subscribers. As of March 31, 1999, we had approximately 79,000 subscribers. Our business model is to create high user density in each geographic area we serve. We use television as our primary marketing tool. We have built brand awareness in our existing markets through our 1-800-BE-A-GEEK television campaigns, which emphasize the speed and quality of our Internet services and our commitment to customer care.

         Our most popular service package provides unlimited dial-up Internet access for $19.95 a month. We also offer value-added services for additional fees, including multiple e-mail boxes, personalized e-mail addresses and personal Web sites. Our Airnews.net product provides access to our news service for customers of other Internet companies and news access on a wholesale basis to businesses and other Internet service providers ("ISPs"). We provide business subscribers with a full range of services including dedicated high speed access (such as T-1, xDSL and ISDN), Web hosting, server co-location and domain name registration and hosting.

         Outstanding service and customer care are crucial to subscriber acquisition and retention in our industry. Our goal is to attain 100% customer satisfaction by providing superior systems and network performance along with high quality service and technical support. Our customer care department, which is open 24 hours-a-day, 7 days-a-week, is structured to provide prompt, effective and friendly support.

         Our systems and network infrastructure can be expanded to accommodate rapid subscriber growth and is designed to provide fast, reliable performance. Our primary operations center and largest point of presence ("POP") is in Dallas. We have additional physical POPs in four other Texas cities, incorporating modems, terminal servers and routers. To expand our geographic coverage and facilitate technological upgrades, we have also implemented a "Virtual POP" architecture with telecommunications providers. With this Virtual POP architecture, we can provide local access services without investing in physical infrastructure. This architecture also lowers operating costs and reduces exposure to technological obsolescence.

         In December 1998, we completed our initial public offering of 2.3 million shares of Common Stock at $13 per share. We sold 1.7 million shares in that offering and certain of our shareholders sold 600,000 shares. We raised approximately $20 million from this offering, after deducting underwriting discounts and offering expenses.

         We were formed in 1994 and reincorporated in Texas in 1995. Our principal executive office is located at One Dallas Centre, 350 N. St. Paul St., Dallas, Texas 75201, and our telephone number is (214) 861-2500. Our World Wide Web home page is at http://www.airmail.net. Information contained in our Web site is not part of this Prospectus.

                                 GROWTH STRATEGY

         At this stage of our industry's development, we believe our highest priority should be to rapidly build profitable market share, rather than to deploy a large network infrastructure with a substantial number of underutilized POPs. Our growth strategy focuses on (1) adding subscribers in our existing markets and (2) deploying our user density business model in new markets. In each market, our goal is to quickly build a "critical mass" of subscribers that will support profitable operations.

         Elements of our growth strategy include:

                  Strategic and Add-On Acquisitions to Rapidly Acquire a Critical Mass of Subscribers. We intend to pursue strategic acquisitions that will jump-start our entry into new markets, as well as add-on acquisitions in our existing markets. We completed a strategic acquisition in fiscal 1997, an add-on acquisition in fiscal 1998, and two add-on acquisitions in fiscal 1999.

                  Aggressive Use of Advertising to Build the Internet America Brand. We use two of the more effective and efficient advertising media -- television and outdoor billboards -- to acquire subscribers quickly and build brand awareness.

                  Cost-Effective Development of Network Infrastructure. In deploying physical infrastructure, we will continue to apply our disciplined approach, which is premised upon the achievement of substantial economies of scope and scale. The Virtual POP architecture enables us to serve existing markets more efficiently and enter certain new markets more quickly.

                  Development of Value-Added Revenue Streams. In addition to growing value-added revenue streams from our existing services, such as dedicated broadband connectivity, news access and Web hosting, we continue to evaluate and develop other value-added service opportunities such as Internet telephony. We believe that a user dense, regionally focused customer base provides an excellent platform for the introduction of new value-added services that can take advantage of brand awareness and economies of scope and scale.

                  Maintenance of a First-Rate Customer Care Department. Our sophisticated, high quality customer care is designed to assist both novice and experienced Internet users and ensure that every subscriber's experience is efficient, productive and enjoyable. We believe that superior customer care is a substantial competitive advantage.

                               RECENT ACQUISITIONS

         On January 29, 1999, we acquired the net assets of CompuNet, Inc., a Dallas-based Internet service provider with a concentration of business clients. On February 18, 1999, we acquired all of the outstanding securities of CyberRamp, L.L.C., a Dallas-based Internet service provider with approximately 16,000 customers. These combinations were accounted for as poolings-of-interests. As a result, our financial statements have been restated to include the accounts and results of operations of CompuNet and CyberRamp.

                                  THE OFFERING


Common Stock offered by the selling shareholders............ 382,635 shares
Common Stock outstanding (as of May 14, 1999)(1)............ 6,893,530 shares
Nasdaq National Market symbol............................... GEEK

------------------

(1) Excludes as of March 31, 1999 (i) 225,000 shares of Common Stock reserved for issuance under the 1996 Incentive Stock Option Plan (the "1996 Option Plan"), of which options to purchase 42,368 shares were outstanding at a weighted average exercise price of $1.67 per share,
         (ii) 400,000 shares of Common Stock reserved for issuance under the 1998 Nonqualified Stock Option Plan (the "1998 Option Plan"), of which 184,000 options were outstanding at a weighted average exercise price of $17.89 per share, (iii) 891,100 shares of Common Stock issuable upon exercise of other outstanding options at a weighted average exercise price of $2.18 per share, and (iv) 200,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan. See "Management -- 1996 Incentive Stock Option Plan," "-- Nonqualified Stock Options Issued to Officers and Directors," "-- 1998 Nonqualified Stock Option Plan" and "-- Employee Stock Purchase Plan."

                      SUMMARY FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)


                                                                                                 NINE MONTHS ENDED
                                                               Year Ended June 30,                    MARCH 31,
                                                          -----------------------------     -----------------------------
                                                              1997             1998             1998             1999
                                                          ------------     ------------     ------------     ------------
STATEMENT OF OPERATIONS DATA:
  Total revenue .......................................   $     11,303     $     14,078     $     10,413     $     13,136
  Total operating expenses ............................         15,385           14,030            9,940           14,716
                                                          ------------     ------------     ------------     ------------
  Income (loss) from operations .......................         (4,082)              48              474           (1,581)
  Interest income (expense) ...........................           (517)            (670)            (524)              26
  Income tax expense ..................................             --              (24)             (18)             (10)
                                                          ------------     ------------     ------------     ------------
  Net income (loss) ...................................   $     (4,599)    $       (646)    $        (69)    $     (1,565)
                                                          ============     ============     ============     ============
Net income (loss) per share(1):
  Basic ...............................................   $      (1.21)    $      (0.16)    $      (0.02)    $      (0.31)
  Diluted .............................................   $      (1.21)    $      (0.16)    $      (0.02)    $      (0.31)
Weighted average shares(1):
  Basic ...............................................          3,800            3,915            3,915            5,081
  Diluted .............................................          3,800            3,915            3,915            5,081
OTHER DATA:
  Number of subscribers at end of period ..............         47,900           61,600           59,100           79,000
  EBITDA(2) ...........................................   $     (2,282)    $      1,787     $      1,779     $       (176)
  EBITDA margin(2) ....................................          (20.2)%           12.7%            17.1%            (1.3)%
  Cash flow provided by (used in):
     Operating activities .............................         (1,695)           2,025     $      1,488     $         (7)
     Investing activities .............................         (2,121)            (897)            (523)            (913)
     Financing activities .............................          3,758             (531)            (705)          16,962

                                                               JUNE 30,
                                                     -------------------------------
                                                         1997               1998         March 31, 1999
                                                     ------------       ------------     --------------
BALANCE SHEET DATA:
  Cash and cash equivalents......................    $         22       $        618      $    16,661
  Working capital (deficit)......................          (7,968)            (8,280)          10,274
  Total assets...................................           3,954              4,062           20,127
  Long-term debt, net of current portion.........           1,133              1,182              297
  Total shareholders' equity (deficit)...........          (5,950)            (6,688)          12,509

----------

(1) See Notes 1 and 8 of Notes to Financial Statements for information concerning the calculation of basic and diluted net income (loss) per share.

(2) EBITDA (earnings before interest, taxes, depreciation and amortization) consists of total revenue less connectivity and operations expense, sales and marketing expense, general and administrative expense and impairment of equipment expense. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance an understanding of Internet America's operating results and is not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures for other companies. EBITDA margin represents EBITDA as a percentage of total revenue.

                                  RISK FACTORS

         An investment in the Common Stock involves a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the following factors before purchasing any of the shares of Common Stock. Further, this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, goals, objectives, expectations and intentions. You are cautioned that, while the forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance, and involve known and unknown risks and uncertainties. You should not place undue reliance on any forward-looking statement. Our actual results could differ materially from those discussed in this Prospectus. Some of the factors that could cause or contribute to such differences include the risk factors discussed below, as well as those discussed elsewhere in this Prospectus. If any of the following risks actually occur, our business, financial condition or results of operations would suffer and the trading price of our Common Stock may decline.

WE ARE A RELATIVELY NEW COMPANY AND HAVE A HISTORY OF OPERATING LOSSES

         Internet America was incorporated in December 1994 and began offering Internet access in January 1995. We have only a limited operating history upon which an evaluation of our prospects can be made. Moreover, our current management is relatively new. We are subject to the substantial risks, expenses and difficulties encountered by new entrants into the Internet services industry. Those risks include our ability to:

         -    successfully implement our business model;

         -    expand our subscriber base and increase subscriber revenues;

         -    successfully compete in a highly competitive market;

         -    introduce new products and services;

         -    upgrade our network and systems infrastructure; and

         -    attract and retain qualified personnel.

         As of March 31, 1999, we had an accumulated deficit of approximately $11.8 million. Our recent expansion plan has resulted in operating losses for the last two fiscal quarters, and we expect to incur operating losses in future periods. Our ability to attain profitability and positive cash flow is dependent upon a number of factors, including our ability to increase revenues while reducing costs per subscriber. There can be no assurance that we will be successful in increasing or maintaining revenues or achieving positive cash flow. As a result, we may not be as profitable as hoped.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

         Our success depends on a number of factors, many of which are beyond our control. These factors include (1) the rate of new subscriber acquisition and related costs, subscriber retention, capital expenditures and other costs relating to the expansion of operations, (2) the timing of new product and service announcements, (3) changes in our pricing policies and those of our competitors, (3) market acceptance of new or enhanced versions of our services,
(4) changes in operating expenses, (5) changes in strategy, (6) personnel changes, (7) the introduction of alternative technologies, (8) the timing and effect of potential acquisitions, (9) increased competition in current and prospective markets and (10) other general economic factors.

         Our operating results, cash flows and liquidity may fluctuate significantly. Our revenues depend on our ability to attract and retain subscribers. Our monthly subscribers, who account for a majority of our revenues, have the option of discontinuing service at the end of any month for any reason. Our expense levels are based, in part, on our expectations regarding future revenues, which could be inaccurate. Moreover, our operations often require up-front expenses, but result in trailing revenues. To the extent that revenues are below expectations, we may be unable to reduce expenses proportionately, and operating results, cash flow and liquidity could be negatively affected. Subscribers are spending more time online, which increases our expenses. Our entry into new markets will involve substantial expenditures on advertising, customer care and other operating needs. To remain competitive, we may not be able to increase subscription fees to match these increasing expenses and could experience deteriorating profit margins or losses. Due to these and other factors, in future periods our operating results and/or growth rate may be below the expectations of analysts, management and investors. This, in turn, could cause the price of our Common Stock to drop.

OUR GROWTH STRATEGY IS UNTESTED; IF WE FAIL TO INTEGRATE OUR ACQUISITIONS SUCCESSFULLY, OUR RESULTS OF OPERATIONS WILL SUFFER

         Our growth strategy is new and untested. We may not be successful in implementing our growth strategy, and any failure could cause our financial condition and results of operations to suffer. One component of our growth strategy, the strategic acquisition of businesses and subscriber accounts, involves numerous risks, including, among others, the following:

         - the difficulty of assimilating acquired operations and personnel;

         -        the potential disruption of our ongoing business;

         - the potential inability of management to successfully incorporate acquired technology and rights into our service offerings and to maintain uniform standards, controls, procedures and policies;

         - the risks of entering markets in which we have little or no direct prior experience; and

         - the potential impairment of relationships with employees and customers as a result of changes in management.

         We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. In addition, any such transaction could negatively affect our operating results due to dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, if any.

COMPETITION FOR ACQUISITIONS MAY IMPEDE OUR BUSINESS STRATEGY

         The increased consolidation within our industry and the increased numbers of ISPs going public has intensified competition for acquisition targets. This results in fewer acquisition targets and increased expectations by potential targets. Accordingly, it will be more difficult to make acquisitions at reasonable prices or at all. This increased competition could negatively affect our subscriber and revenue growth and profitability.

INTENSE COMPETITION MAY RESULT IN REDUCED REVENUES AND PROFITABILITY

         The market for the provision of Internet access to individuals and small businesses is extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect competition to intensify. We believe that the primary competitive factors for success in this market are a reputation for reliability and service, effective customer support, competitive pricing, creative marketing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new products and services, as well as industry and general economic trends.

         As a result of an increase in the number of competitors and vertical and horizontal integration in the industry, we face significant competition, including pressure to reduce prices. Our current primary competitors include Internet service providers and on-line service providers with a significant national presence that focus on individual and small business subscribers, including America Online, Verio, MindSpring and EarthLink. Most of these competitors have significantly broader market presence and brand recognition and greater financial, technical and marketing resources. They also have extensive coast-to-coast access to Internet backbones, which provides them with greater scalability and the ability to provide better service quality. We also compete with independent regional and local Internet service providers such as FlashNet and PDQ Net, computer hardware and software and other technology companies such as IBM, Microsoft and Gateway, as well as wireless communications companies, satellite companies and nonprofit or educational Internet access providers.

         All the major long-distance companies, including AT&T, MCI WorldCom and Sprint, compete with us by offering Internet access services. Local exchange carriers, including regional Bell operating companies and competitive local exchange carriers, have also entered the Internet service provider market. Long-distance and local carriers are moving toward horizontal integration through acquisitions of, and joint ventures with, Internet service providers. Accordingly, we expect increased competition from the traditional telecommunications carriers for customers and potential acquisitions. Many of these telecommunications carriers, in addition to their substantially greater coverage, market presence and financial, technical and marketing resources, also have large, commercial customer bases. Telecommunications providers also may have the ability to bundle Internet access with basic local and long-distance telecommunications services. This bundling of services may make it difficult for us to compete with telecommunications providers and may force us to lower prices, resulting in reduced revenues.

         New competitors, including large computer hardware and software, media and telecommunications companies, may continue to enter the Internet services market, resulting in greater competition. In particular, we may face increased competition from companies that provide connections to consumers' homes, including local and long distance telephone companies, cable companies, electric utility companies and wireless communications companies. For example, cable television companies, such as Tele-Communications, Inc., Time Warner, TCA Cable, Inc. and Marcus Cable, Inc., offer Internet access through their cable facilities at significantly faster rates than existing modem speeds. These companies can bundle Internet access with basic services or offer access for a nominal charge. In addition, they could deny us access to their networks.

         Competition could also result in increased selling and marketing expenses, related customer acquisition costs and customer attrition, all of which could adversely affect our operations and financial condition. We may not be able to offset the effects of such increased costs. For further information on competitive risks, see "Business --Competition" on page 30 below.

ELECTRONIC COMMERCE MAY EXPOSE US TO LIABILITY

         Many of our subscribers are using the Internet for commercial purposes, such as financial services and retail. Additionally, in the future, we may offer our subscribers certain commercial services such as credit card clearing and commercial website hosting. Our subscribers or other Interest users doing business with our subscribers may sue us for damages incurred in connection with such commercial uses of the Internet and our services. The law in this area is untested and it is possible that we could have significant liability to our subscribers or others in such transactions.

FUTURE GROWTH WILL STRAIN OUR RESOURCES

         We must plan and manage effectively during periods of rapid growth. Our growth will place a significant strain on our managerial, operational and financial resources. To manage growth effectively, we must improve our operational, financial and management information systems and attract, integrate and retain qualified personnel. These demands will require additional management personnel and development of additional expertise by existing management. The successful integration of acquired businesses and the expansion of our subscriber base will require (1) close monitoring of quality of service, (2) identification and acquisition of physical sites, (3) acquisition and installation of equipment and facilities, (4) increased marketing in new and existing markets, (5) employment of qualified personnel for such sites and (6) expansion of our managerial, operational and financial resources. In particular, our customer service and technical support resources, as well as our systems capacity, may not be sufficient to manage rapid growth.

IF WE FAIL TO ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS, WE WILL NOT BE COMPETITIVE

         Our industry is subject to rapidly changing technology, evolving industry standards, changes in subscriber needs and frequent new service introductions. Our future success depends, in part, on our ability to meet changing subscriber needs on a timely and cost-effective basis. Thus, we must use new technologies effectively, continue to develop our technical expertise, improve our existing services and develop new services. We cannot be certain that we will be successful in those endeavors. We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet services, we cannot be certain that industry standards will be established or, if they are established, that we will be able to conform to them in a timely fashion and maintain a competitive position in the market. In addition, there is a risk that services or technologies developed by others will render our services or technology uncompetitive or obsolete.

         We are also at risk to fundamental changes in the way Internet access is delivered. Currently, Internet services are accessed primarily by computers connected by telephone lines. Many alternative methods to access the Internet are available or under development, including cable modems, high speed dedicated access, screen based telephones, satellite technologies, wireless telecommunications technologies and other consumer electronic devices. These methods may transmit data at substantially faster speeds than modems we currently use. As these alternative methods gain greater use, or as subscriber requirements change the way Internet access is provided, we will have to develop or use new technology or modify our existing technology to remain competitive. Adjusting to such technological advances may require substantial time and expense, and we may not succeed in addressing these competitive pressures or adapting our business to alternative access methods.

NETWORK CAPACITY CONSTRAINTS OR SYSTEMS FAILURES COULD CAUSE US TO LOSE SUBSCRIBERS

         Our business depends on the capacity, reliability and security of our network infrastructure. We will be required to expand and adapt our network infrastructure as the number of subscribers increases and the amount of information transferred expands. The expansion and adaptation of network infrastructure will require substantial financial, operational and management resources. We may be unable to timely expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements at a reasonable cost or at all.

         Capacity constraints may occur in system-wide services, such as e-mail or newsgroups, or in particular POP's. We could experience delayed delivery from suppliers of new telephone lines, modems, terminal servers and other equipment. If these delays are severe, incoming modem lines may become full during peak times. Further, if we do not maintain sufficient bandwidth capacity in our network connections, subscribers will experience a slowdown of Internet services. Similar problems can occur if we are unable to expand the capacity of our servers for e-mail, news and the World Wide Web fast enough to keep up with increasing demand. New high-speed, broadband technologies will cause increasing congestion on the Internet backbone. If the capacity of our servers is exceeded, subscribers will experience delays. Since the majority of our traffic flows through the Dallas POP, a capacity constraint, supplier delay or other slowdown at the Dallas POP would affect a majority of our subscribers.

         Damage to our equipment from fire, earthquakes, power loss, telecommunications failures and similar events could cause service interruptions. A significant portion of our equipment, including critical equipment dedicated to our Internet access services, is located at a single facility in Dallas, Texas. Despite precautions, natural disasters or other unanticipated problems at our headquarters, network hub or a POP could cause service interruptions. We do not currently maintain fully redundant Internet services, backbone facilities or telecommunications networks. System failures could result in a loss of subscribers.

         Our billing and management information systems are subject to potential damage, malfunction or other loss. We bill the majority of our subscribers by automatic charges to subscribers' credit cards or bank accounts. Any failure of our billing and management information systems could result in delayed collections and reduced revenues.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS

         We rely on local telephone companies and other companies to provide data communications capacity. These providers may experience disruptions of service or have limited capacity, which could disrupt our services. We may not be able to replace or supplement these services on a timely basis or at all. In addition, local phone service is sometimes available only from a local monopoly telephone company. Telecommunications carriers could prevent us from delivering Internet access through their data transmission networks. Because we rely on third-party telecommunications companies for our backbone connections to the Internet, we face limitations on our ability to serve our subscribers, including the following:

         - we do not control decisions regarding availability of service at any particular time;

         - we may not be able to deploy new technologies when we want to because our telecommunications providers may not be able to support that technology on their backbones;

         - we may not be able to establish new POPs rapidly enough to respond to increased subscriber demand; and

         - we may not be able to negotiate favorable interconnectivity agreements with other Internet service providers.

         In addition, we provide Internet access exclusively through Virtual POPs in some markets. Our service in those markets is dependent upon the ability and willingness of third-parties to provide POP access to our subscribers. If we are unable to secure alternative POP arrangements, our services and ability to expand in new markets would be significantly limited. There can be no assurance that, if access to one or more Virtual POPs is lost, any alternative arrangements will be available on acceptable terms. We do not currently have any plans or commitments with respect to alternative POP arrangements. Moreover, while our third-party providers are contractually obligated to provide commercially reliable service to our subscribers, there can be no assurance that such services will meet our requirements.

         Our operations and services could be interrupted if our third-party network providers or telecommunications providers experience systems failures or equipment damage due to fire, earthquakes, power loss and similar events. Thus, any such event could cause us to lose subscribers, which could have an adverse effect on our business, financial condition and results of operations.

         We are dependent on third-party suppliers of hardware components. Increasing demand for these components places a significant strain on suppliers. If we do not have alternative sources of supply, there could be delays and increased costs in expanding our network infrastructure.

         Our telecommunications providers sell or lease their products and services to our competitors. They may enter into exclusive arrangements with our competitors or stop selling or leasing their products or services to us at commercially reasonable prices or at all. In addition, our telecommunication providers may become our direct competitors.

IF WE CANNOT ATTRACT AND RETAIN KEY PERSONNEL, OUR BUSINESS WILL SUFFER

         Our success depends upon the continued efforts of our senior management team and our technical, marketing and sales personnel. These employees may terminate their employment at any time, as we have no employment agreements. Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing and sales personnel. The market for employees with the combination of skills and attributes required to carry out our strategy is extremely competitive. We may not be able to retain or integrate existing personnel or identify and hire additional qualified personnel. The loss of the services of our key personnel, or the inability to attract additional qualified personnel, could cause the quality of our services or management to deteriorate. This could adversely affect our subscriber retention, revenue and profitability.

OUR NETWORK IS VULNERABLE TO SECURITY RISKS, SUCH AS HACKING AND VIRUSES

         Despite security measures, our network infrastructure may be vulnerable to computer viruses, hacking or similar problems caused by subscribers or other persons. Computer viruses or problems could lead to interruptions, delays or cessation in service, causing subscribers to seek Internet access from other providers. Inappropriate use of the Internet by third parties could jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions. Any network malfunction, overload or security breach could cause these transactions to be delayed, not completed at all or completed with compromised security, which may result in claims against us. Further, the security and privacy concerns of existing and potential Internet users may inhibit the growth of the Internet, our subscriber base and revenues.

A DROP IN DEMAND FOR INTERNET ACCESS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

         The market for Internet access and related products is in an early stage of growth. Our success depends upon the development and expansion of the Internet and the market for Internet access. Critical issues concerning commercial and personal use of the Internet (including practice standards and protocol, security, reliability, cost, ease of use, access and quality of service) remain uncertain and may affect the growth of the Internet.

         Our business will not grow as we intend and the price of our Common Stock may decline if:

         - the market for Internet access services fails to continue to develop;

         -        the Internet market develops more slowly than anticipated;

         -        the Internet market becomes saturated with competitors; or

         - the Internet access and related products and services we offer are not widely accepted.

WE MAY BE LIABLE FOR INFORMATION DISSEMINATED OVER OUR NETWORK

         We have limited control over our subscribers' online practices and the information passed through and stored on our systems. We may be liable for information disseminated through our network. A number of lawsuits have sought to impose liability on Internet service providers for defamatory speech and infringement of copyrighted materials. The possible imposition of liability on Internet service providers for materials disseminated through their systems could require us to implement measures to reduce our exposure. These measures, as well as existing and proposed federal and state legislation, may require the expenditure of substantial resources or the discontinuation of some product or service offerings.

         In addition, the Communications Decency Act of 1996 imposes fines on any entity that: (1) by means of a telecommunications device, knowingly sends indecent or obscene material to a minor; (2) by means of an interactive computer service sends or displays indecent material to a minor; or (3) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted knowingly has not been established. Certain defenses to liability under the statute are available but may not apply. Although we do not actively monitor the content of our subscribers' Internet transmissions, a court may determine that we have knowledge of such content. Although no such claims or lawsuits have been asserted against us to date, there can be no assurance that if we were prosecuted that any defenses to liability would be applicable.

WE DEPEND ON THE PROTECTION OF OUR PROPRIETARY RIGHTS

         We rely on a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect our proprietary technology. We cannot be certain that the steps we have taken are adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are equivalent or superior to ours.

         We have obtained permission and, in certain cases, licenses from each manufacturer of software that we bundle in our front-end software product for customers. Although we do not believe that the software or trademarks we use infringe on the proprietary rights of any third parties, third parties could assert infringement claims against us. The defense of such claims could result in substantial costs and diversion of management resources, which could adversely affect our operations and financial condition. Parties asserting such claims could secure judgments awarding substantial damages, as well as injunctive or equitable relief that could block our ability to sell services. In the event a claim relating to proprietary technology or information is asserted, we may seek licenses to use such intellectual property. However, we cannot be certain that we could obtain licenses on acceptable terms, if at all.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE SERVICES

         The Year 2000 issue could result in system failures or miscalculations, causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar business activities. For further information on our efforts to handle the Year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" on page 19, below.

GOVERNMENT REGULATION MAY INCREASE OUR COSTS OF DOING BUSINESS

         Although we are not currently directly regulated by the Federal Communications Commission or any other federal or state agency, changes in the regulatory environment relating to the Internet access market could affect the prices at which we sell our services. These changes may include regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional Bell operating companies or other telecommunications companies. For example, the imposition of interstate access charges to local telephone companies or the elimination of reciprocal compensation for local telephone companies may increase our costs of serving dial-up subscribers.

         Furthermore, the FCC may, in the future, reconsider its past ruling that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers." In that event, Internet service providers would be required to pay a percentage of their gross revenues to the universal service fund, which subsidizes phone service for rural and low income consumers and supports Internet access among schools and libraries. If the FCC were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business could increase substantially, and we may not be able to recover these costs from our subscribers.

         Due to the increasing popularity and use of the Internet, it is possible that additional federal, state or other laws and regulations may be adopted with respect to the Internet. These laws and regulations may address issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. Additional regulations relating to the Internet access industry, including those that affect telecommunication costs or increase competition from regional telephone companies or others, could have a material adverse effect on our financial condition. For more information on regulation of our business, see "Business--Government Regulation," on page 31 below.

WE MAY NOT HAVE SUFFICIENT CAPITAL TO SUCCESSFULLY EFFECT OUR BUSINESS
STRATEGIES

         As of March 31, 1999, we had approximately $16.6 million in unrestricted cash. We cannot be certain that this is sufficient capital for our acquisition and marketing strategy. In our past two acquisitions, we were able to use Common Stock as consideration; however due to the competitive nature of acquisitions, we may be forced or choose to use cash for future acquisitions. In addition, during the transaction period following an acquisition, we could lose money as we integrate the operations of the acquired company. Moreover, we may have insufficient capital to respond to unanticipated technological developments or competitive pressures or to take advantage of unanticipated opportunities, such as special marketing opportunities, the development of new services or larger than anticipated acquisitions of complementary businesses or assets. As a result, we may need to raise additional funds through equity or debt financings. There can be no assurance that such additional financings will be available on terms acceptable to us or at all. Further, any such financings may be on terms that are dilutive or potentially dilutive to our shareholders. If alternative financing is required but is insufficient or unavailable, we will have to curtail our growth and operating plans. As a result, our business may not produce the level of growth or profitability we hope to achieve.

MANAGEMENT HAS SUBSTANTIAL OWNERSHIP OF OUR COMMON STOCK

         Currently, our officers, directors and 10% shareholders beneficially own approximately 35.4% of our outstanding voting stock (assuming the exercise of all derivative securities currently outstanding, such persons would beneficially own approximately 40.7% of the outstanding voting stock). As a result, these shareholders will be able to influence the election of directors, the appointment of management and the approval of certain actions requiring the approval of a majority of our shareholders. Such concentration of ownership may have the effect of delaying or preventing a change in control, even if such change in control is beneficial to the shareholders.

         In connection with our initial public offering in December 1998, our officers and directors and certain other shareholders signed six-month lock-up agreements with the underwriter. These lock-up agreements expire on June 7, 1999. For more information on management's ownership of stock, see "Sales of Our Common Stock in the Public Market May Lower Our Stock Price and Impair Our Ability to Raise Funds in Future Offerings" on page 13, below.

OUR COMMON STOCK MAY BE DIFFICULT TO RESELL AND YOU MAY NOT BE ABLE TO RESELL SHARES FOR MORE THAN YOU PAID

         Prior to our initial public offering in December 1998, you could not buy or sell our Common Stock publicly. The active public market for our Common Stock may not be sustained. You may not be able to resell your shares at or above the price you pay for them due to a number of factors, including:

         -        actual or anticipated fluctuations in our operating results;

         - changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

         - announcements of technological innovations by our existing or future competitors;

         - conditions and trends in the Internet services and technology industries;

         -        departures of key personnel;

         - the operating and stock price performance of other comparable companies; and

         -        general market conditions.

         The stock market in general, and the stocks of Internet companies in particular, have recently experienced extreme price and volume fluctuations that are often unrelated or disproportionate to operating performance. These broad market and industry fluctuations may adversely affect the price of our Common Stock. After periods of volatility in the price of a company's stock, securities class action litigation has often been filed. Such litigation may be filed against us. Such litigation could result in substantial costs and divert management's attention and resources. Any adverse rulings in such litigation could subject us to significant liabilities.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN FUTURE OFFERINGS

         If our shareholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could fall. The price of our Common Stock could also drop as a result of the exercise of options for Common Stock or the perception that such sales or exercise of options could occur. These factors also could make it more difficult for us to raise funds through future offerings of our Common Stock.

         As of May 14, 1999, there were 6,893,530 shares of Common Stock outstanding. In addition, as of May 14, 1999, we had outstanding options to purchase 1,117,468 shares of Common Stock. Of the outstanding shares, the 2,645,000 shares sold in our initial public offering are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. In addition, a total of 1,212,022 shares have been sold pursuant to Rule 144 of the Securities Act and are now freely transferable. The 382,635 shares offered by the selling shareholders under this Prospectus will be freely transferable. The remaining 2,653,873 shares are "restricted securities" within the meaning of Rule 144. All of these "restricted securities" have been held for the required one-year period and are freely tradable, subject in certain cases to the lock-up period described below and the restrictions of Rule 144.

         The holders of 1,660,769 outstanding shares have certain rights to have shares registered under the Securities Act pursuant to the terms of agreements between such holders and us. Of those 1,660,769 shares, 769,149 shares are freely tradeable, subject in certain cases to the lock-up period described below and the restrictions of Rule 144. In connection with our initial public offering, we and our executive officers, directors and certain shareholders (including all those with registration rights) who hold, collectively, 2,620,642 outstanding shares of Common Stock, have agreed not to offer or sell any shares of Common Stock until June 7, 1999 without the prior written consent of Hoak Breedlove Wesneski & Co., except under limited circumstances. If this lock-up period is waived by Hoak Breedlove Wesneski & Co., then those shares would be freely tradeable subject to the restrictions of Rule 144 for shares held by affiliates or for less than the required two-year period. We anticipate that after June 7, 1999, these shareholders will sell shares of Common Stock. In addition, we have filed Registration Statements on Form S-8 to register a total of 1,215,000 shares of Common Stock, which is all shares reserved for issuance under our 1996 Stock Option Plan and our Employee Stock Purchase Plan, as well as shares underlying certain nonqualified options granted to certain current and former officers, directors and employees. Accordingly, shares issued upon exercise of such options or under such plans will be freely tradeable by holders who are not affiliates of the Company and, subject to volume and other limitations of Rule 144, by holders who are affiliates of the Company.

ANTI-TAKEOVER MATTERS

         Our Articles of Incorporation, as amended, and Bylaws, as amended, contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of us, even if the takeover is in the best interest of our shareholders. The Articles and Bylaws prevent shareholders from calling a special meeting of shareholders, prevent shareholders from amending the Bylaws and prohibit shareholder action by written consent. The Articles also authorize only the Board of Directors to fill vacancies, including newly-created directorships, and state that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock. Article XIII of the Texas Business Corporation Act contains provisions that restrict certain business combinations with interested shareholders. This may have the effect of preventing a non-negotiated merger or other business combination involving us, even if such transaction is in the best interest of our shareholders.

                                 USE OF PROCEEDS

         All net proceeds from the sale of 382,635 shares of Common Stock offered by this Prospectus will go to the selling shareholders. Accordingly, we will not receive any of the proceeds from the sale of shares of Common Stock offered by this Prospectus.

                                 DIVIDEND POLICY

         To date, we have neither declared nor paid any dividends on our Common Stock nor do we anticipate that dividends will be declared or paid in the foreseeable future. Rather, we intend to retain any earnings to finance the growth and development of our business. Any payment of cash dividends on our Common Stock in the future will be dependent, among other things, upon our earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                           PRICE RANGE OF COMMON STOCK

         Our Common Stock began trading on the Nasdaq National Market on December 10, 1998 under the symbol "GEEK." Before that date, there was no established public trading market for the Common Stock. As of May 14, 1999, we had approximately 14,000 holders of our Common Stock. The closing sales price of the Common Stock on May 13, 1999 was $26.00 per share. The following table sets forth, for the period indicated, the high and low sales price of the Common Stock.

PERIOD                                                 High             Low
------                                                 ----          --------
Quarter ended December 31, 1999
         (from December 10, 1999)....................   $61          $11 1/2
Quarter ended March 31, 1999.........................    44           22 1/4
Quarter ending June 30, 1999
     (up to May 13, 1999)............................    35           24 1/4

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Financial Statements and Notes thereto and other financial and operating data included elsewhere in this Prospectus.

                                                                      MARCH 31, 1999
                                                                      --------------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt, net of current portion ...............................   $    297
Shareholders' equity (deficit):
  Common Stock, $0.01 par value; 40,000,000 shares authorized;
        6,893,530 shares issued and outstanding(1) ...................         69
  Additional paid-in capital .........................................     24,217
  Accumulated deficit ................................................    (11,777)
                                                                         --------
          Total shareholders' equity .................................     12,509
                                                                         --------
          Total capitalization .......................................   $ 12,806
                                                                         ========


----------

(1) Excludes (i) 225,000 shares reserved for issuance under the 1996 Option Plan, of which options to purchase 42,368 shares were outstanding at a weighted average exercise price of $1.67 per share, (ii) 400,000 shares reserved for issuance under the 1998 Option Plan, of which 184,000 options were outstanding at a weighted average exercise price of $17.89 per share, (iii) 891,100 shares of Common Stock issuable upon exercise of other outstanding options at a weighted average exercise price of $2.18 per share, and (iv) 200,000 shares reserved for issuance under the Employee Stock Purchase Plan. See "Management -- 1996 Incentive Stock Option Plan," "-- Nonqualified Stock Options Issued to Officers and Directors," "-- 1998 Nonqualified Stock Option Plan," and "-- Employee Stock Purchase Plan."

                      SELECTED FINANCIAL AND OPERATING DATA

   The following selected historical financial data as of and for the years ended June 30, 1997 and 1998 has been derived from Internet America's financial statements included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon also included herein. The selected historical financial data as of and for the nine months ended March 31, 1998 and 1999 was derived from Internet America's unaudited financial statements, which in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for such periods. Results for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                                   NINE MONTHS
                                                                                                     ENDED
                                                                     YEAR ENDED JUNE 30,            MARCH 31,
                                                                    ---------------------     ---------------------
                                                                      1997         1998         1998         1999
                                                                    --------     --------     --------     --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
Revenue
   Access .......................................................   $  9,501     $ 12,118     $  8,905     $ 11,436
   Business services ............................................      1,553        1,919        1,454        1,620
   Other ........................................................        249           41           54           80
                                                                    --------     --------     --------     --------
      Total revenue .............................................     11,303       14,078       10,413       13,136
Expenses
   Connectivity and operations ..................................      7,432        7,417        5,411        6,284
   Sales and marketing ..........................................      2,181        1,925        1,120        4,204
   General and administrative ...................................      3,356        2,948        2,103        2,824
   Depreciation and amortization ................................      1,800        1,739        1,305        1,405
   Impairment of equipment ......................................        615           --           --           --
                                                                    --------     --------     --------     --------
      Total operating expenses ..................................     15,385       14,030        9,940       14,717
                                                                    --------     --------     --------     --------
Income (loss) from operations ...................................     (4,082)          48          474       (1,581)
Interest income (expense) .......................................       (517)        (670)        (524)          26
Income tax expense ..............................................         --          (24)         (18)         (10)
                                                                    --------     --------     --------     --------
Net loss ........................................................   $ (4,599)    $   (646)    $    (69)    $ (1,670)
                                                                    ========     ========     ========     ========
Net loss per share(1):
   Basic ........................................................   $  (1.21)    $  (0.16)    $  (0.02)    $  (0.31)
   Diluted ......................................................   $  (1.21)    $  (0.16)    $  (0.02)    $  (0.31)
Weighted average shares(1):
   Basic ........................................................      3,800        3,915        3,915        5,081
   Diluted ......................................................      3,800        3,915        3,915        5,081
OTHER DATA:
   Approximate number of subscribers at end of period............     47,900       61,600       59,100       79,000
   EBITDA(2) ....................................................   $ (2,282)    $  1,787     $  1,779     $   (176)
   EBITDA margin(2) .............................................      (20.2)%       12.7%        17.1%        (1.3)%
   Cash flow provided by (used in):
      Operating activities ......................................   $ (1,695)    $  2,025     $  1,488     $     (7)
      Investing activities ......................................     (2,121)        (897)        (523)        (913)
      Financing activities ......................................      3,758         (531)        (705)      16,962

                                                                      JUNE 30,
                                                       ----------------------------------
                                                             1997               1998          March 31, 1999
                                                       ----------------     -------------    -----------------
BALANCE SHEET DATA:
   Cash and equivalents...........................          $        22         $     618            $  16,661
   Working capital (deficit)......................               (7,968)           (8,280)              10,274
   Total assets...................................                3,954             4,062               20,127
   Long-term debt, net of current portion.........                1,133             1,182                  297
   Total shareholders' equity (deficit)...........               (5,950)           (6,688)              12,509

----------

(1) See Notes 1 and 8 of Notes to Financial Statements for information concerning the calculation of basic and diluted net income (loss) per share.

(2) EBITDA (earnings before interest, taxes, depreciation and amortization) consists of revenue less connectivity and operating expense, sales and marketing expense, general and administrative expense and impairment of equipment expense. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance an understanding of Internet America's operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures for other companies. EBITDA margin represents EBITDA as a percentage of total revenue.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Internet America, Inc. provides a wide array of Internet services tailored to meet the needs of individual and business subscribers. As of March 31, 1999 we had approximately 79,000 subscribers. Our business model is to create high user density in each geographic area in which we offer services. This user density has enabled us to realize substantial marketing, network and operating efficiencies.

STATEMENT OF OPERATIONS

     Our access revenues are derived primarily from individual dial-up Internet access, whether analog or ISDN, and revenues derived from value-added services, such as multiple e-mail boxes and personalized e-mail addresses. We derive business services revenues primarily from dedicated connectivity, bulk dial-up access, web services and bulk access to newsgroups. Other revenues are derived primarily from advertising fees.

     A brief description of each element of our operating expenses follows:

              Connectivity and operations expenses consist primarily of setup costs for new customers, telecommunication costs, and wages of network operations and customer support personnel. Setup costs include cost of diskettes and other media, manuals, packaging and delivery costs. The Company does not defer customer setup costs, but expenses such items as incurred. Connectivity costs include (i) fees paid to telephone companies for customers' dial-up connections to our network and (ii) fees paid to backbone providers for connections from our network to the Internet.

              Sales and marketing expenses consist primarily of creative, media and production costs, and call center employee wages. These expenses include the cost of our television and billboard campaigns and other advertising. We do not defer any advertising costs, but expenses such items as incurred. We expect to significantly increase our level of marketing activities as we expand into new markets.

              General and administrative expenses consist primarily of accounting and administrative wages, professional services, rent and other general business expenses.

     As we expand into new markets, both costs of operations and general and administrative expenses will increase. The early phases of entering new markets will involve substantial expenditures on advertising, customer care and other operating needs.

     Depreciation is computed using the straight line method over the estimated useful life of the assets. Our data communications equipment, computers, data server and office equipment are depreciated over three years. We depreciate our furniture, fixtures and leasehold improvements over five years. The costs of acquired subscriber bases are amortized over three to five years.

     Our business is not subject to any significant seasonal influences. Sales during the third fiscal quarter of a given year, however, have historically been slightly higher due to new users who get personal computers during the holiday season of the prior year.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 1999 COMPARED TO NINE MONTHS ENDED MARCH 31, 1998

     Total revenues. Total revenues increased by $2.7 million, or 26.1%, to $13.1 million for the nine months ended March 31, 1999, from $10.4 million for the same period in the prior year. Access revenues increased by $2.5 million, or 28.4%, to $11.4 million for the nine months ended March 31, 1999, primarily due to the increase in the number of subscribers from the same period in the prior year. As of March 31, 1999, we had 79,000 subscribers compared to 59,100 as of March 31, 1998, which represents an increase of 33.7%. Business services revenues increased by $166,000, or 11.4%, to $1.6 million for the nine months ended March 31, 1999, from $1.5 million for the same period in the prior year. This increase is primarily attributable to revenue associated with our web hosting service, a product that was introduced during fiscal 1999.

            Connectivity and operations. Connectivity and operations expenses increased by $872,000, or 16.1%, to $6.3 million for the nine months ended March 31, 1999, from $5.4 million from the same period in the prior year. Connectivity and operations expenses as a percentage of total revenues decreased to 47.8% for the nine months ended March 31, 1999 from 52.0% for the nine months ended March 31, 1998. The decrease as a percentage of revenues is due to cost efficiencies achieved for wages and connectivity resulting from greater user density in existing markets.

            Sales and marketing. Sales and marketing expenses increased by $3.1 million, or 275%, to $4.2 million for the nine months ended March 31, 1999, compared to the same period in the prior year. The increase is primarily due to our continued marketing efforts in our existing markets and entry into nine new markets during the second and third quarters of fiscal 1999. Total sales and marketing expenses of $4.2 million for the nine months ended March 31, 1999 included $3.2 million in television, print and billboard advertising.

            General and administrative. General and administrative expenses increased by $720,000, or 34.3%, to $2.8 million for the nine months ended March 31, 1999, from $2.1 million for the same period in the prior year. As a percentage of revenues, general and administrative expenses increased by 1.3% to 21.5% for the nine months ended March 31, 1999, from 20.2% for the same period in the prior year, primarily due to professional service fees associated with the combinations with CompuNet and CyberRamp.

            Depreciation and amortization. Depreciation and amortization increased by $100,000, or 7.7%, to $1.4 million for the nine months ended March 31, 1999, from $1.3 million for the same period in the prior year. This increase is due to additional depreciation expense resulting from routine purchases of property and equipment.

            Interest income/expense. We realized $213,000 of interest income for the nine months ended March 31, 1999. We had no interest income for the nine months ended March 31, 1998. Upon completion of the initial public offering in December of 1998, we invested the net proceeds in investment grade securities thereby generating interest income for the period. Interest expense decreased by $337,000, or 64.3%, to $188,000 for the nine months ended March 31, 1999 from $524,000 for the nine months ended March 31, 1998. During the nine months ended March 31, 1998, we had several outstanding notes payable to shareholders bearing interest up to 18%. During fiscal 1999, the notes payable to shareholders were refinanced and the interest rate decreased from 18% to prime rate. See "Certain Transactions."

YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997

            Total revenue. Total revenue increased by $2.8 million, or 24.6%, to $14.1 million for fiscal 1998 from $11.3 million for fiscal 1997. Access revenue increased by $2.6 million, or 27.5%, to $12.1 million for fiscal 1998 from $9.5 million for fiscal 1997. The increase in access revenue is primarily due to increased subscription fees derived from an increase in the number of dial-up access customers which totaled 61,600 at June 30, 1998, as compared to 47,900 at June 30, 1997. Business services revenue increased by $366,000, or 23.6%, to $1.9 million for fiscal 1998 from $1.6 million for fiscal 1997. The increase in business services revenue is primarily due to an increase in the number of business customers and price increases from the prior year. Other revenue decreased by $208,000, or 83.4%, to $41,000 for fiscal 1998 from $249,000 for fiscal 1997. The decrease in other revenue is primarily attributable to the termination of a contract to provide customer care services to another ISP and the termination of charges for browser software provided to customers.

            Connectivity and operations. Connectivity and operations expense decreased by $14,000, or 0.2%, to $7.4 million for fiscal 1998. As a percentage of revenue, connectivity and operations expenses decreased by 13.1% to 52.7% for fiscal 1998 from 65.8% for fiscal 1997. The majority of the reduction in these expenses is associated with the cost control program which commenced in the fourth quarter of fiscal 1997, consisting of (1) a decrease in wages resulting from reduced staffing, (2) a decrease in software costs and (3) a decrease in Internet and telephone connectivity costs due to improved cost efficiencies in our network infrastructure.

            Sales and marketing. Sales and marketing expenses decreased by $256,000, or 11.7%, to $1.9 million for fiscal 1998 from $2.2 million for fiscal 1997. For the first and second quarters of fiscal 1998, we suspended virtually all advertising resulting in a decrease in advertising expenses from the prior year. We began a new television and advertising campaign in January 1998.

            General and administrative. General and administrative expenses decreased by $409,000, or 12.2%, to $2.9 million for fiscal 1998 from $3.4 million for fiscal 1997. The decrease in general and administrative expenses was primarily due to decreased staffing, and decreases in telephone expenses, professional services and equipment leases in connection with our cost control program.

            Depreciation and amortization. Depreciation and amortization decreased by $61,000, or 3.4%, to $1.7 million for fiscal 1998 from $1.8 million for fiscal 1997.

            Interest expense. Interest expense increased by $153,000, or 29.6%, to $670,000 for fiscal 1998 from $517,000 for fiscal 1997. The increase in interest expense relates primarily to interest on certain indebtedness accruing at a default rate of 18%. See "Certain Transactions."

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

            Total revenue. Total revenue increased by $7.4 million, or 192%, to $11.3 million for fiscal 1997 from $3.9 million for fiscal 1996. Access revenue increased by $6.3 million, or 202%, to $9.5 million for fiscal 1997 from $3.1 million for fiscal 1996. The increase in access revenue is primarily due to increased subscription fees derived from an increase in the number of dial-up access customers, which totaled 47,900 at June 30, 1997 as compared to 30,900 at June 30, 1996. Business services revenue increased by $1.1 million, or 278%, to $1.6 million in fiscal 1997 from $411,000 in fiscal 1996. In fiscal 1997 business services revenue primarily increased as a result of the addition of new business customers and price increases.

            Connectivity and operations. Connectivity and operations expenses increased by $4.6 million, or 162%, to approximately $7.4 million in fiscal 1997 from $2.8 million in fiscal 1996. These expenses increased as a result of increased customer support wages and increased connectivity expenses related to the increase in the number of customers and excessive staffing during fiscal 1997 prior to our reorganization and implementation of our cost control program.

            Sales and marketing. Sales and marketing expenses increased by $403,000, or 22.6%, to $2.2 million for fiscal 1997 from $1.8 million for fiscal 1996. This increase was primarily a result of increased staffing in sales and marketing and the cost of providing promotional kits to customers.

            General and administrative. General and administrative expenses increased by $207,000, or 6.6%, to $3.3 million for fiscal 1997 from $3.1 million for fiscal 1996.

            Depreciation and amortization. Depreciation and amortization expenses increased by $1.2 million, or 206%, to $1.8 million in fiscal 1997 from $590,000 in fiscal 1996 as our fixed assets continued to grow with subscriber growth. In fiscal 1997, we also recognized amortization expenses related to the acquisition of an ISP located in San Angelo, Texas.

            Impairment of equipment. Operating expenses for fiscal 1997 include an impairment loss recognized for certain modem and telecommunication equipment. Due to the emergence of a new standard in modem speeds, management deemed these assets to be fully impaired by the fourth quarter of fiscal 1997, and we recognized an impairment loss of $615,000.

            Interest expense. Interest expense increased by $440,000, or 571%, to $517,000 for fiscal 1997 from $77,000 for fiscal 1996. The increase was due to the issuance of promissory notes in fiscal 1997 to shareholders for working capital and notes issued in connection with the acquisition of an ISP located in San Angelo, Texas. See "Certain Transactions."

LIQUIDITY AND CAPITAL RESOURCES

         We have financed our operations to date primarily through (1) public and private sales of equity securities, (2) loans from shareholders and third parties and (3) cash flows from operations. We completed an initial public offering in December 1998, issuing 1,700,000 shares of Common Stock at a price of $13.00 per share. The proceeds to us of such offering were approximately $20 million, net of underwriting discounts and expenses. Upon completion of such offering, we repaid the remaining balances of shareholder notes and related accrued interest which totaled $1.4 million. In addition, we repaid certain other notes and capital lease obligations totaling $625,000.

         Cash used in operating activities totaled $7,000 for the nine months ended March 31, 1999, compared to cash provided by operating activities of $1.5 million for the same period in the prior year. Payments for advertising costs of $3.2 million were included in the nine months ended March 31, 1999, versus $570,000 for the same period in the prior year.

         Cash used in investing activities was $913,000 for the nine months ended March 31, 1999, and consisted of routine purchases of property and equipment to maintain network reliability.

         For the nine months ended March 31, 1999, cash provided by financing activities totaled $17.0 million, which consisted of proceeds from the initial public offering of approximately $20 million and proceeds from the exercise of stock options by option holders less payments of $3.5 million to service and retire shareholder notes and long-term obligations.

         We estimate that cash on hand as of March 31, 1999 of $16.7 million will meet our operating needs for the next twelve months. Depending on our financial condition, results of operations and level of acquisition activity, we may require additional equity or debt financing. There can be no assurance that additional financing will be available when required. We are currently in discussions with various lenders concerning a possible credit facility, but there can be no assurance that we will enter into any facility, and if so, on what terms.

RECENT ACCOUNTING PRONOUNCEMENTS

         Effective with the first quarter of 1999, we were subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." This statement had no impact on our financial statements as we do not have any items of "comprehensive income." We will continue to review this statement over time to determine if any additional disclosures are necessary based on evolving circumstances. Also effective with the first quarter of 1999, we were subject to the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." The Company does not believe this Statement will have a significant impact on our financial position or results of operations.

YEAR 2000

         The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

State of Readiness

         In order to address Year 2000 issues, we have developed and are implementing a plan to become Year 2000 ready. Our Year 2000 plan covers: (1) software products that we supply to our customers and (2) our information and other systems technology. In addition, we will identify and assess the systems and services of our major vendors, third party network service providers and other material service providers, and take appropriate remedial actions and develop contingency plans where appropriate in connection with such third party systems.

         We supply our customers with a software package that, among other things, allows our customers to access our services. The software package consists of internally developed software which is bundled with third party software (collectively, the "Installation Package"). We believe that the current shipping version of our software package is Year 2000 ready. In addition, we believe that substantially all of our customer base is presently using a version of this software package that is Year 2000 ready.

         We continue to evaluate our information and other systems technology to identify and eliminate Year 2000 issues in order to achieve Year 2000 readiness. We have performed a review of the systems of our more critical third party providers and have surveyed the publicly available statements issued by vendors of such systems. Most of our critical third-party providers have made representations to the effect that they are, or will be, Year 2000 compliant. We, however, have not undertaken an in-depth evaluation of our critical or other third-party providers in relation to the Year 2000 issue. Furthermore, we have no control over whether our third-party providers are, or will be, Year 2000 compliant.

Costs

         There are no significant historical costs associated with our Year 2000 readiness efforts and the magnitude of any future costs will depend upon the nature and extent of any problems that are identified. We expect our future
Year 2000 compliance costs to be less than $100,000.

Risks

         The failure to correct a material Year 2000 problem could result in a complete failure or degradation of the performance of our network or other systems, including the disruption of operations, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Presently, however, we believe that our most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third-party services or products. Specifically, we are heavily dependent on a significant number of third-party vendors to provide both network services or equipment. A significant Year 2000-related disruption of the network services or equipment provided to us by third-party vendors could cause customers to seek alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect our results of operations, liquidity and financial condition. We are not presently aware of any vendor-related Year 2000 issue that is likely to result in such a disruption. Although there is inherent uncertainty in the Year 2000 issue, we expect that as we progress with our Year 2000 Plan, the level of uncertainty about the impact of the Year 2000 issue will be reduced and we should be better positioned to identify the nature and extent of material risk as a result of any Year 2000 disruptions.

Contingency Plans

         We are continuing to assess our risks related to the Year 2000 issue and determine what contingency plans, if any, need to be implemented. As we progress with our Year 2000 Plan and identify specific risk areas, we intend to timely implement additional remedial actions and contingency plans.

         The estimates and conclusions herein contain forward-looking statements and are based on management's best estimates of future events. Our expectations about risks, future costs, and the timely completion of our Year 2000 efforts are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include our success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues.

SAFE HARBOR STATEMENT

         The following "Safe Harbor" Statement is made pursuant to the Private Securities Litigation Reform Act of 1995. Certain of the Statements contained in the body of this Report are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we will not retain or grow our subscriber base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not be able to sustain our current growth, (4) that we will not adequately respond to technological developments impacting the Internet, and (5) that needed financing will not be available to us if and as needed. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in our other publicly filed reports and documents.

                                    BUSINESS

GENERAL

         Internet America provides a wide array of Internet services tailored to meet the needs of individual and business subscribers. As of March 31, 1999 we had approximately 79,000 subscribers. Our business model is to create high user density in each geographic area in which we offer services.

INDUSTRY OVERVIEW

         Internet access and related value-added services ("Internet services") represent one of the fastest growing segments of the telecommunications services marketplace. According to industry estimates, the number of Internet users in the United States who access the World Wide Web reached approximately 29.2 million in 1997 and is projected to grow to approximately 72.1 million by the year 2000. In addition, total ISP revenues in the United States are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000. Declining prices in the PC market, continuing improvements in Internet connectivity, advancements in Internet navigation technology, and the proliferation of services, applications, information and other content on the Internet have attracted a rapidly growing number of users.

         Numerous companies have moved to enter the Internet services market, such as (1) telecommunications services providers, including national and regional interexchange carriers, incumbent local exchange carriers ("LECs") and competitive LECs, (2) online commercial information service providers, (3) computer hardware and software providers, (4) cable television operators and (5) national, regional and local companies that focus primarily on providing Internet services. These companies pursue a wide variety of business strategies. For example, cable television operators, who are not required to grant third party ISPs access to their local networks, are deploying high-speed cable modems among their subscribers. Incumbent and competitive LECs, which generally provide third party ISPs access to their local networks, are deploying high-speed data transmission technologies such as xDSL to support the provision of Internet services.

         There are more than 4,000 national, regional and local ISPs. Some of these ISPs have chosen to focus on business subscribers, others on individual subscribers. Most national ISPs have made a major investment in network infrastructure in anticipation of future high subscriber growth. As a result, the average national ISP has been experiencing an extended period of losses as it works to build a profitable base of subscribers in each of the many markets it serves. In addition to these losses, national ISPs are exposed to a high level of technological obsolescence risk as Internet access technology continues to evolve. At the other end of the spectrum, many regional and local ISPs, which have a much lower investment in network infrastructure, lack the marketing skills and resources to build a critical mass of subscribers.

STRATEGY

         We believe that at the current stage of our industry's development, the highest priority should be to rapidly build profitable market share, and not to deploy a large network infrastructure with a substantial number of underutilized owned or leased POPs. Our growth strategy is focused on (1) acquiring additional subscribers in our existing markets and (2) deploying our user density business model in other selected markets. Our goal is to quickly build in a given market a critical mass of subscribers that will support profitable operations.

         Elements of our growth strategy include:

         Strategic and Add-On Acquisitions to Rapidly Acquire a Critical Mass of Subscribers. Our primary growth strategy is to acquire ISPs in new and existing markets. We are currently investigating strategic acquisition opportunities that would jump-start our entry into new markets. We also continue to evaluate add-on acquisitions in existing markets.

We have already made add-on acquisitions, successfully transitioning four smaller ISPs' subscribers to the Internet America infrastructure and brand while eliminating duplicative facilities and operations.

         Aggressive Use of Advertising to Build the Internet America Brand. We extensively use two of the more effective and efficient advertising media -- television and outdoor billboard displays -- to highlight our high-speed, quality services and strong customer care. We believe these media are particularly effective in acquiring subscribers, particularly new Internet users, and building brand awareness. We are currently preparing aggressive advertising campaigns for new markets. See "-- Marketing and Sales."

         Cost-Effective Development of Network Infrastructure. We seek to develop our network infrastructure in a cost-effective way by deploying physical infrastructure, particularly POPs, where we can rapidly develop a substantial subscriber base. Through this disciplined approach, we have been able to achieve economies of scope and scale more quickly than most other ISPs. The Virtual POP architecture that we are deploying enables us to enter new markets quickly with a smaller commitment of long-term capital resources, lower operating costs and less exposure to technological obsolescence. See "-- Network Infrastructure."

         Development of Value-Added Revenue Streams. We provide a number of value-added services, such as dedicated broadband connectivity, news access, Web hosting and server co-location. We continue to evaluate and develop potential new value-added services, seeking to leverage our current sales, marketing and network capabilities to create additional revenue opportunities. These revenue streams may arise from technological changes, such as the introduction of Internet telephony, or other factors. We believe that our business model provides an excellent platform for the introduction of new value-added services that can take advantage of brand awareness and economies of scope and scale, potentially including video and audio programming distribution.

         Maintenance of a First-Rate Customer Care Operation. Our sophisticated, high-quality customer care operation is designed to make every customer's Internet experience efficient, productive and enjoyable, whether that customer is a novice or an experienced Internet user. We believe that this operation is a substantial competitive advantage. See "-- Customer Care."

SERVICES

         We offer Internet services tailored to meet the needs of both our individual and business subscribers. We offer our individual subscribers dial-up Internet access and value-added services. Our business subscribers take advantage of dedicated high speed Internet access, Web hosting and other services. Our services are offered in various prices and packages so that subscribers may customize their subscription with services that meet their particular requirements.

         The majority of our subscribers have month-to-month subscriptions. We offer a 30-day money-back satisfaction guarantee for new subscribers. Subscriptions can be started by calling the 1-800-BE-A-GEEK phone number, e-mailing the Company or enrolling through our Web site. The majority of our subscribers are billed through automatic charges to their credit cards or bank account, although some of our subscribers are invoiced. We offer discounts ranging from 10% to 20% on most of our services for subscribers who prepay.

         Internet Access. Our primary service is a dial-up Internet access package, which includes unlimited Internet access and various Internet applications such as World Wide Web, e-mail, Internet relay chat, file transfer protocol and Usenet news access. The package costs $19.95 per month plus a $29.95 activation fee. Value-added services available for an additional fee include multiple e-mail mailboxes, personalized e-mail addresses and personal Web sites. We also offer individual dedicated analog connections for $79 a month plus a $79 setup fee.

         Airnews.net. Our Airnews.net provides access to our news services for subscribers of other Internet services and on a wholesale basis to other businesses or ISPs. The service has approximately 3,800 subscribers in 35 countries and provides access to millions of articles. The service is included in our dial-up access package and costs $10 per month for other retail subscribers.

         High Speed Connectivity. In addition to offering dial-up and dedicated analog access, we also offer our business subscribers dedicated high speed access, including ISDN, xDSL and full and partial T-1 connectivity, which can service hundreds of users at once. We offer numerous services related to a subscriber's T-1 connection, including hardware configuration and local loop installation. In addition, we provide 24-hour network monitoring to alert subscribers of any circuit trouble. T-1 connections have a setup fee of $995 and monthly fees ranging from $470 to $1295, depending on the type of services purchased. Fees for dedicated ISDN access are $540 for setup and $300 to $400 per month depending on the speed of the circuit.

         Web Services. We offer Web hosting through our Airweb.net service for businesses and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. With this "virtual Web server" service, Web hosting subscribers can use their own domain names in their World Wide Web addresses. Web hosting subscribers are responsible for building their own Web sites and then uploading the pages to our Web server. Our Web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support and advanced services features, such as secure transactions and site usage reports. We currently offer various price plans for Web hosting subscribers beginning at $20 per month. We had approximately 1,350 Web hosting subscribers as of March 31, 1999.

         We offer Web server co-location services at our headquarters in Dallas for subscribers who want to maintain their own Web servers in our state-of-the-art data telecommunications environment and receive a high-speed, full-time connection to the Internet. Our co-location services include 24-hour security monitoring, uninterruptible power (battery and generator), climate control and after-hours access for the subscriber. We also offer domain name registration and hosting to protect the use of the name of a subscriber's Web site address.

CUSTOMER CARE

         Our goal of 100% customer satisfaction begins with providing superior systems and network performance. We focus on scalability, reliability and speed in the technical design and maintenance of our systems. See "-- Systems Infrastructure." In addition to the provision of superior systems and network performance, we emphasize high quality customer care and technical support. We strive to retain our subscribers by prioritizing fast response to customer problems. Individuals accessing the Internet have many different hardware configurations and varying levels of computer sophistication. Consequently, our customer care department must be able to efficiently and effectively address (1) problems affecting a variety of hardware systems, (2) start-up or other basic problems of new subscribers or new Internet users and (3) more technical issues that sophisticated users may encounter. We are committed to providing the best technical support in the industry, especially for new users, while maintaining the ability to resolve the most difficult problems that a sophisticated user may present.

         Our customer care department includes approximately 70% of our employees, or approximately 90 employees as of March 31, 1999. Customer care is available to subscribers 24-hours-a-day, 7-days-a-week. The department is organized in three-tiers designed to respond to varying types of support needs. The three tiers are staffed with knowledgeable and experienced support technicians able to diagnose customer problems and prescribe corrective measures. Each call is routed to the appropriate tier of the department for response. Our customer care department answers approximately 5,000 calls per week. The average "hold" time is less than 45 seconds, and approximately 65% of all calls are resolved within four minutes of the caller's initial contact with the technician. In addition to diagnosing and resolving subscribers' technical problems, our customer care department answers subscriber account questions, responds to software requests and provides configuration information.

         Subscribers can access customer support services through a local telephone number or e-mail. We maintain on our Web site a comprehensive description of our customer care services, as well as troubleshooting tips and configuration information. Additionally, we offer to our subscribers free educational classes, which are held weekly at our Dallas location. Subscribers can also obtain recorded system and network status reports at any time and review extensive system and network performance via the World Wide Web.

MARKETING

         Our marketing approach is to focus on rapid penetration of a given market to acquire a critical mass of subscribers to support profitable operations. Our approach combines direct response with brand building advertising. We make extensive use of television and outdoor billboard displays, rather than print, radio or direct mail. We continually evaluate the effectiveness of our marketing methods, primarily by analyzing sales statistics such as call volumes, sales volumes, media mix and incentive offer response, so that we can refine our marketing campaign. We also use input from focus groups and other subscriber contacts to determine what marketing methods and incentives will be most effective.

         We reinforce the subscriber's purchase decision and stimulate referral business by sending the subscriber a welcome letter with the start-up package. We also send all subscribers quarterly e-mail newsletters containing information and updates on our services, as well as reminders about our referral incentive programs.

         Our integrated marketing and sales approach includes the following elements:

         Direct Response Television Advertising. We believe that television is the most effective and efficient way of reaching potential subscribers, particularly first-time Internet users. Through our television advertising campaign, we have been able to elicit a strong response from potential subscribers, who are asked to contact us through a telephone call to 1-800-BE-A-GEEK. Television advertising also helps to reinforce brand awareness of Internet America.

         Outdoor Advertising and Other Media. We use billboard campaigns to establish and reinforce brand awareness. We use other media to reach potential subscribers only under special circumstances. For example, we have used alternative print media to reach Internet "power users."

INFRASTRUCTURE

         Our current network provides subscribers with local dial-up access in our market areas. Our systems and network infrastructure are designed to provide subscribers with reliability and speed. Reliability is primarily achieved through redundancy in mission critical systems that minimizes the number of single points of failure. Speed is achieved through clustered systems, diverse network architecture, multi-peered Internet backbone connections and aggressive load balancing.

         Network Infrastructure. Our primary internal network consists of Fiber Distributed Data Interface networks that incorporate FDDI Full Duplex Technology, coupled with a Dual Redundant Digital GIGASwitch. This internal backbone solution is superior in our ability to handle sustained high-speed traffic, resilience to failure and redundancy. The internal backbone's level of redundancy substantially reduces potential data loss and avoids congestion common with other backbone architectures. The technology incorporated into the GIGASwitch is capable of operating under extreme loads and is fault-tolerant. This design and backbone network system is similar to that deployed at most of the more advanced Internet switching centers worldwide.

         Our network system incorporates safety features to separate internal data from external sources, as well as provides a redundant network in case of catastrophic network failure. Our facilities are powered by a computer controlled uninterruptible power supply that provides company-wide battery backup, surge protection and power conditioning. An automatic onsite diesel generator provides power for prolonged power outages.

         We also maintain a Network Operations and Control Center ("NOCC") with a full-time staff. This continually staffed facility is responsible for monitoring the status of all networking facilities, components, applications and equipment deployed throughout our infrastructure. The NOCC is responsible for all operational communications between our internal departments as well as external providers of services. The NOCC utilizes software which provides real-time monitoring of each component or application and is responsible for notifications of quality of service problems as well as failures. Sophisticated historical and statistical analysis software used in the NOCC provides data to management about the quality of service our subscribers are experiencing, as well as information to help control costs by purchasing additional bandwidth and services only when needed.

         We maintain our applications on a variety of systems from a number of vendors. The major applications, such as e-mail and news access services, utilize a network of servers connected directly to our FFDT backbone. These systems are also connected, via another FFDT network, to our high-availability network file server. This direct connection minimizes latency for subscribers accessing these applications. We deploy PC style hardware in clusters for distributing the load of other applications and providing fault-tolerance against application failure. These distributed applications are housed on low cost, easily obtainable components with minimal interdependency. Utilizing lower cost hardware has resulted in significantly reduced operations expense and high reliability. We expect to minimize our future use of high cost equipment by employing multiple lower cost hardware components as we develop and apply new technologies. Notwithstanding the attributes of our network, it is subject to malfunctions and other limitations, any of which could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors -- Network Capacity Constraints or Systems Failure Could Cause Us to Lose Subscribers."

         Physical and Virtual POPs. We currently have five physical POPs, which are located in leased space containing inbound local telephone lines, modems and related communications equipment. Additionally, we have implemented a "Virtual POP" architecture, which allows us to provide local access services without deploying physical infrastructure. The benefits of this architecture include substantially reduced capital expenditures, lower operating costs and reduced exposure to technological obsolescence. In addition, when entering new markets, the Virtual POP architecture allows us to more precisely match capacity needs to actual sales in that market. Our intent is to transition our subscribers to our Virtual POP architecture as soon as services, capacity and reliability are available at reasonable costs.

         The Virtual POP architecture enables subscribers to dial a local phone number and connect to a modem owned by and housed at a telecommunications provider. The subscriber's data call is then routed across leased lines to our internal network. Unlike simply leasing network capacity from a third-party provider, the Virtual POP architecture allows us to maintain substantial control over quality of service and capacity. Other regional ISPs commonly use leased network capacity, which can result in their subscribers' Internet experiences being almost entirely outside of the ISPs' control. In fact, utilizing a leased network may cause the subscriber to compete with subscribers of other ISPs for access and bandwidth. In contrast, our Virtual POP architecture uses private networks to carry subscriber data calls back to our network and application servers. In this manner, we maintain strict quality control over our subscribers' Internet experiences, leading to higher levels of customer satisfaction. At March 31, 1999, approximately 93% of our subscribers were serviced by Virtual POPs.

         Our Virtual POP architecture and user density business model position us to quickly take advantage of emerging high-speed technologies such as xDSL, wireless and other Internet delivery methods. Leveraging a dense subscriber base should enable us to economically offer other emerging technologies, such as Internet telephony, particularly Voice Over Internet Protocol, video and audio distribution and other high-bandwidth, low latency technologies.

         Management Information Systems. Our MIS department uses a near real-time subscriber database, billing and flow-through fulfillment system. This system handles all subscriber contact and billing information for our dial-up access, Airnews.net and Airmail.net services. The system maintains access controls for the authentication servers and various applications. The system also creates subscriber invoices and automatically processes credit card charges and automatic check handling. We are currently transitioning to an integrated financial and information reporting system that will automate many additional functions and provide financial, marketing and management reports.

TECHNOLOGY AND DEVELOPMENT

         We continuously evaluate new technology and applications for possible introduction. In particular, we have recently deployed a high-speed connectivity technology, xDSL, in our established markets. xDSL uses existing twisted copper pair wires running from a LEC's central office to a subscriber's home or office to provide high-speed connectivity. Initially, provisioning of xDSL service is expected to be difficult and time-consuming, requiring close coordination between the provisioning LEC, us and our subscriber. We believe that because of our user density business model, we will be able to spread the personnel, hardware, marketing and other costs of such deployment over a sufficiently large base of subscribers in a specific local market.

         High-speed connectivity is essential to the commercially viable deployment of new, value-added services such as Internet telephony, particularly Voice Over Internet Protocol, video and audio programming distribution and other high-bandwidth, low-latency applications. Again, we believe that our user density business model is particularly well suited to the marketing and deployment of these services. We continue to stay abreast of developments in these and other areas.

PROPRIETARY RIGHTS

         General. Although we believe that our success is more dependent upon our technical, marketing and customer service expertise than our proprietary rights, our success and ability to compete are dependent in part upon our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws. "Internet America" and "1- 800-BE-A-GEEK" are registered service marks of Internet America. Service mark applications are pending for the registration of "Airnews.net," "Airmail.net," "Airweb.net," their respective logos and the Internet America logo. There can be no assurance that the steps we have taken will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. See "Risk Factors -- We Depend on the Protection of Our Proprietary Rights."

         Licenses. We have obtained authorization to use the products of each manufacturer of software that we bundle in our front-end software product for Windows and Macintosh subscribers. The particular applications included in the our start-up package have, when necessary, been licensed. We currently intend to maintain or negotiate renewals of all existing software licenses and authorizations as necessary. We may also want or need to license other applications in the future. Other applications included in our start-up package are shareware that we have obtained permission to distribute or that are from the public domain and are freely distributable.

COMPETITION

         The market for the provision of Internet access to individuals is extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We believe that the primary competitive factors determining success in this market are a reputation for reliability and service, access speed, effective customer support, pricing, creative marketing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends.

         Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than we do. We currently compete or expect to compete with the following types of Internet access providers: (1) national commercial providers, such as Verio, Inc., Mindspring Enterprises, Inc. and EarthLink Network, Inc.; (2) numerous regional and local commercial providers which vary widely in quality, service offerings and pricing such as FlashNet, Inc. and PDQ Net, Inc.; (3) established online commercial information service providers, such as America Online, Inc.; (4) computer hardware and software and other technology companies, such as International Business Machines Corporation, Microsoft Corp. and Gateway, Inc.; (5) national telecommunications providers, such as AT&T, MCI WorldCom, Sprint and WinStar Communications, Inc.; (6) regional telecommunications providers, such as SBC Communications and IXC Communications; (7) cable operators, such as Tele-Communications, Inc., Time Warner, Inc., TCA Cable, Inc. and Marcus Cable, Inc.; (8) wireless communications companies; (9) satellite companies; and (10) nonprofit or educational Internet access providers.

         All of the major long-distance companies offer Internet access services and compete with us. Local exchange carriers, including regional Bell operating companies and competitive local exchange carriers, also have entered the Internet service provider market. We believe long-distance and local carriers are moving toward horizontal integration through acquisitions of, and joint ventures with, Internet service providers. Accordingly, we expect we will experience increased competition from the traditional telecommunications carriers both for customers and potential acquisitions. Many of these telecommunications carriers, in addition to their substantially greater coverage, market presence and financial, technical and marketing resources, also have large, existing commercial customer bases. Telecommunications providers also may have the ability to bundle Internet access with basic local and long-distance telecommunications services. This bundling of services may make it difficult for us to compete effectively with telecommunications providers and may cause us to lower our prices, which will result in reduced revenues.

         As consumer awareness of the Internet grows, existing competitors are likely to increase their emphasis on Internet access services. Additionally, new competitors, including large computer hardware and software, media and telecommunications companies, will continue to enter the Internet services market, resulting in even greater competition. In particular, we may face increased competition in the future from companies that provide connections to consumers' homes, including local and long distance telephone companies, cable companies, electric utility companies and wireless communications companies. For example, cable television companies offer Internet access through their cable facilities at significantly faster rates than existing modem speeds. These companies can include Internet access in their basic bundle of services or offer access for a nominal additional charge, and could prevent us from delivering Internet access through the wire and cable connections that they own.

         In addition to reduced pricing, competition could also result in increased selling and marketing expenses, related customer acquisition costs and customer attrition, all of which could materially adversely affect our operations and financial condition. We cannot be certain that we will be able to offset the effects of any such increased costs or reductions in our prices through an increase in the number of our customers, higher revenues from enhanced services, cost reductions or otherwise, or that we will have the resources to continue to compete successfully. See "Risk Factors-- Intense Competition May Result in Reduced Revenues and Profitability" on page 6.

GOVERNMENT REGULATION

         We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an Internet access provider, we are not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Telecommunications Act. The consequence of this finding is that we are not subject to regulations applicable to telephone companies and similar carriers merely because we provide our services via telecommunications networks. We also are not required to contribute to the universal service fund, which subsidizes phone service for rural and low income consumers and supports Internet access among schools and libraries. The FCC action may also discourage states from regulating Internet access providers as telecommunications carriers or imposing similar subsidy obligations.

         Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone services should be subject to the universal service support obligations discussed above, or should pay carrier access charges on the same basis as traditional telecommunications companies. Access charges are assessed by local telephone companies to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. We currently do not offer telephony, and so are not directly affected by these developments. However, should we offer telephony in the future, we may be affected by these issues. Additionally, we cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet access providers.

         In a notice of proposed rulemaking adopted on August 6, 1998, the FCC proposed that if an incumbent LEC established a separate affiliate to pursue the deployment of advanced telecommunications services such as xDSL and that affiliate interconnected with the LEC's network on the same terms and conditions as the LEC's competitors did, then the affiliate would not be subject to the unbundling requirement that applied to the LEC. If the FCC ultimately adopted this proposal or similar proposals, our access to xDSL and other high-speed data technology could be curtailed. Such curtailment could have a material adverse effect on our business, financial condition and results of operations.

         Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or development may have on our business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors -- Government Regulation May Increase Our Costs of Doing Business" on page 6.

PROPERTIES

         Our corporate office is located in downtown Dallas at One Dallas Centre, 350 N. St. Paul, Suite 3000, where all executive, systems, sales and technical support functions exist. We lease approximately 31,000 square feet under multiple leases that terminate November 1, 2001. Aggregate monthly rental payments under such leases are approximately $33,000. We also have leased small equipment room facilities for each of our other physical POPs in Corsicana, Denison, Weatherford and San Angelo, Texas. We do not own any real estate. We believe that all of our facilities are adequately maintained and suitable for their present use.

EMPLOYEES

         As of March 31, 1999, we had approximately 130 employees, which includes 93 customer care employees. We anticipate that the development of our business will require the hiring of additional employees. None of our current employees are represented by a labor organization, and our management considers our employee relations to be good. See "Risk Factors -- If We Cannot Attract and Retain Key Personnel, Our Business Will Suffer."

LEGAL PROCEEDINGS

         We are not involved in any material pending legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The names, ages and positions of the executive officers and directors of the Company, are:


         NAME                               AGE                      POSITION
         ----                               ---                      --------
Michael T.  Maples.......................   43    President, Chief Executive Officer and Director
Douglas L.  Davis........................   32    Executive Vice President and Chief Operating Officer
James T.  Chaney.........................   43    Vice President, Chief Financial Officer, Secretary and Treasurer
John James Stewart III...................   38    Vice President -- Customer Care
William O.  Hunt(1)(2)...................   65    Chairman of the Board
Jack T.  Smith(1)(2).....................   45    Director
Gary L.  Corona(1)(2)....................   47    Director
Douglas G. Sheldon.......................   39    Director

----------

(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

         Directors are elected to hold office until the next annual meeting of the shareholders or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

         MICHAEL T. MAPLES has served as our President and Chief Executive Officer since March 1997 and has served as one of our directors since April 1997. Mr. Maples joined us in September 1996. Prior to joining us, Mr. Maples was Vice President of Westcott Communications, Inc., a provider of educational, motivational and instructional programming for various industries via satellite delivered television or videotape. From 1988 to 1996, Mr. Maples was the General Manager of the Automotive and Government Services business units of Westcott Communications, Inc.

         DOUGLAS L. DAVIS has served as our Executive Vice President and Chief Operating Officer since July 1996, and served as our Chief Technology Officer from January to July 1996. Mr. Davis joined us as the head of R&D in November 1995. From 1991 to October 1995, Mr. Davis was the Director of Computer Operations for the School of Engineering and Applied Science at Southern Methodist University, where he was in charge of developing and supporting the school's technological infrastructure and also contributed to and published several papers on Internet matters. From 1989 to 1991, Mr. Davis was a software engineer for Dallas-based Logic Process, Inc., a company that manufactures single and multi-processor Unix systems.

         JAMES T. CHANEY joined us in December 1997 as Chief Financial Officer, and has served as Vice President, Chief Financial Officer, Secretary and Treasurer since February 1998. Prior to joining us, Mr. Chaney was Tax Manager at Judd, Thomas, Smith & Co., CPA's, Dallas, Texas, where he managed the tax department and performed tax and financial planning for clients in the real estate and oil and gas industries. From 1990 to 1994, he was self-employed as a Certified Public Accountant.

         JOHN JAMES STEWART III has served as our Vice President -- Customer Care since May 1997. Mr. Stewart joined us in September 1995 as the Director of Technical Support, and has also served as Director of Training and Customer Retention Officer. From February 1993 until joining us, Mr. Stewart was employed by Toys R Us. While at Toys R Us, he served as Assistant Store Director and Department Manager.

         WILLIAM O. HUNT has served as our Chairman of the Board and as one of our directors since May 1995. Mr. Hunt is currently Chairman of the Board and director of Intellicall, Inc., a diversified telecommunications company providing products and services to pay telephone networks on a worldwide basis. From December 1992 to May 1998, Mr. Hunt served as Chief Executive Officer of Intellicall, Inc. From August 1990 to March 1996, Mr. Hunt served as Chairman or Vice Chairman of the Board and director of Hogan Systems, Inc., a designer of integrated online application software products for financial institutions. He is also a director of American Homestar Corporation, Dr. Pepper Bottling Holdings, Inc., The Allen Group, Inc., DSC Communications Corporation and OpTel, Inc.

         JACK T. SMITH has served as one of our directors since November 1995. Mr. Smith is currently the President and Chief Operating Officer of Jayhawk Acceptance Corporation, a specialized financial services company, and has served as a director of that company since its inception. From June 1996 to September 1997, Mr. Smith was employed as an independent business consultant. From 1989 until its acquisition by Primedia, Inc., in June 1996, Mr. Smith was President and Chief Operating Officer of Westcott Communications. He is also a director of First Extended Service Corporation and FFG Insurance Company.

         GARY L. CORONA has served as one of our directors May 1998. Mr. Corona is currently the General Manager of the Automotive Division of Jayhawk. From July 1996 to July 1997, Mr. Corona served as a business consultant for Carl Westcott LLC. From July 1990 until its acquisition by Primedia, Inc., in June 1996, Mr. Corona was Vice President, New Business Development of Westcott Communications. Mr. Corona is a director of First Extended Service Corporation and FFG Insurance Company.

         DOUGLAS G. SHELDON served as our Vice President -- Marketing from September 1997 through May 1999, and has served as one of our directors since June 1996. From 1986 through May 1996, Mr. Sheldon served in a managerial capacity with the combined companies of the American Broadcasting Co., Capital Cities/ABC, Inc. and The Disney Company. He has also served as a director of FuturDallas, Dallas Advertising League, American Women in Radio and Television and President and director of D/FW Radio Marketing Association.

BOARD COMMITTEES

         The Compensation Committee currently consists of Messrs. Hunt, Smith and Corona. The Compensation Committee recommends compensation for all executive officers and administers incentive compensation and benefit plans.

         The Audit Committee currently consists of Messrs. Hunt, Smith and Corona. The Audit Committee meets periodically with our management and independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors, our accounting procedures and the adequacy of our internal controls.

COMPENSATION OF DIRECTORS

         Upon consummation of our initial public offering, directors who were not also our employees ("Independent Directors") received an annual retainer upon election to the Board of $6,000 (pro rata for existing Independent Directors for the first partial year) and an additional $750 for each Board meeting attended. All of our directors are reimbursed for travel, lodging and other out-of-pocket expenses in connection with their attendance at Board and committee meetings. Each Independent Director, upon election to the Board of Directors will receive a non-qualified option to purchase 22,500 shares of Common Stock (which will be immediately exercisable), and following his initial term, if reelected, and every fourth year thereafter, if reelected, such director will receive a non-qualified option to purchase 20,000 shares of Common Stock (with such options vesting 25% annually, commencing on the date of issuance and continuing on the first, second and third anniversaries of the date of issuance, subject to such director's continued reelection to the Board of Directors). Each Independent Director holding office at the time of consummation of our initial public offering received such options as if he had been initially elected as of such date. All other options issued to Independent Directors will be issued pursuant to the 1998 Option Plan. See "-- 1998 Nonqualified Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors has a Compensation Committee, which currently is comprised of Messrs. Hunt, Smith and Corona. None of our executive officers currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.

EXECUTIVE COMPENSATION

         The following table sets forth the information regarding compensation (on an annualized basis) for our Chief Executive Officer and other most highly compensated executive officer for the period indicated. No other executive officers were compensated over $100,000 in fiscal 1998.

                           SUMMARY COMPENSATION TABLE



                                                                                              LONG TERM
                                                          ANNUAL COMPENSATION               COMPENSATION
                                                      ------------------------------        ------------
                                                                                             SECURITIES
                                                                        OTHER ANNUAL         UNDERLYING
     NAME AND PRINCIPAL POSITION        YEAR          SALARY            COMPENSATION           OPTIONS
     ---------------------------        ----          ------            ------------           -------
Michael T.  Maples,
  Chief Executive Officer...........    1998         $108,333                --             157,500(1)

Douglas L.  Davis,
  Chief Operating Officer...........    1998          110,000                --                  --

--------------------

(1) Mr. Maples was granted an option to purchase 157,500 shares of Common Stock at an exercise price of $1.67 per share on March 24, 1998.

         The following table sets forth the information regarding option grants during the last fiscal year for our Chief Executive Officer and certain other executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                NUMBER OF      PERCENTAGE OF
                                SECURITIES     TOTAL OPTIONS
                                UNDERLYING       GRANTED TO       EXERCISE
                                 OPTIONS        EMPLOYEES IN        PRICE          EXPIRATION
        NAME                     GRANTED        FISCAL YEAR       ($/SHARE)           DATE
        ----                     -------        -----------       ---------           ----
Michael T.  Maples...             157,500            40%               $ 1.67    March 24, 2008
Douglas L.  Davis....                  --            --                    --           --

         The following table sets forth the information regarding our aggregate option exercises in the last fiscal year and fiscal year-end option values for our Chief Executive Officer and certain other executive officers.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             I-THE-MONEY OPTIONS
                          SHARES                            OPTIONS AT FY END(#)                AT FY END ($)(1)
                        ACQUIRED ON        VALUE        -----------------------------     -----------------------------
        NAME           EXERCISE (#)    REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
        ----           ------------    ------------     -----------     -------------     -----------     -------------
Michael T.  Maples           --             --              67,500           157,500       $1,642,275         $3,831,975
Douglas L.  Davis.           --             --             112,500                --        2,737,125                --

-----------------

(1) The value of the options is based on the difference between the option exercise price of $1.67 per share for all options and $26.00 (which was the closing sales price per share of the Common Stock on May 13, 1999 as reported on Nasdaq) multiplied by the number of shares of Common Stock underlying the option. No public market existed for the Common Stock at the fiscal year ended June 30, 1998.

1996 INCENTIVE STOCK OPTION PLAN

         Our 1996 Incentive Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors and our shareholders in December 1996. Pursuant to the 1996 Option Plan, we may grant incentive and nonstatutory (nonqualified) stock options to our key employees and directors. A total of 225,000 shares of Common Stock have been reserved for issuance under the 1996 Option Plan.

         The Compensation Committee has the authority to select the employees and directors to whom stock options are granted. Subject to the limitations set forth in the 1996 Option Plan, the Compensation Committee has the sole discretion and authority to determine from time to time the persons to whom options shall be granted and the number of shares covered by each option, to interpret the 1996 Option Plan, to establish vesting schedules, to specify the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of the options.

         The maximum term of options granted under the 1996 Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the 1996 Option Plan are in most cases nontransferable and generally expire within three months after the termination of the optionee's services to us. In general, if an optionee is disabled, dies or retires from his or her service to us, such option may be exercised up to 12 months following such disability or death, unless the Compensation Committee determines to allow a longer period for exercise.

         The exercise price of incentive stock options must be not less than the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant. The term of those options cannot exceed five years.

         We currently have 42,368 options outstanding to our employees under the 1996 Option Plan. These options are exercisable at $1.67 per share of Common Stock. The exercise price of 38,619 of such options was adjusted from $3.33 per share to $1.67 per share on March 24, 1998 by the Board of Directors. We have filed a registration statement on Form S-8 for the 225,000 shares of Common Stock reserved for issuance under the 1996 Option Plan.

NONQUALIFIED STOCK OPTIONS

         Mr. Maples was granted an option to purchase 67,500 shares of Common Stock at an exercise price of $3.33 per share on October 27, 1996. The exercise price of this option was adjusted to $1.67 per share by the Board of Directors on March 24, 1998. Additionally, on March 24, 1998, Mr. Maples was granted an option to purchase 157,500 shares of Common Stock at an exercise price of $1.67 per share. Mr. Sheldon was granted an option to purchase 22,500 shares of Common Stock at an exercise price of $3.33 per share (such exercise price was adjusted to $1.67 per share on March 24, 1998) and an option to purchase 67,500 shares of Common Stock at an exercise price of $1.67 per share, on June 27, 1996 and March 24, 1998, respectively. On April 5, 1996, Messrs. Hunt and Smith were each granted an option to purchase 22,500 shares of Common Stock at an exercise price of $1.67 per share. On December 15, 1995, Mr. Davis was granted an option to purchase 112,500 shares of Common Stock at an exercise price of $1.67 per share. Mr. Chaney was granted an option to purchase 78,750 shares of Common Stock at an exercise price of $1.67 per share on March 24, 1998. Mr. Stewart was granted an option to purchase 56,250 shares of Common Stock at an exercise price of $1.67 per share on March 24, 1998. All of the options granted to our directors and officers are nonqualified stock options.

         Additionally, on October 27, 1996, 215,026 options were granted to certain of our founders at an exercise price of $3.33 per share in connection with such founders' pledge of their Internet America stock to guarantee the bridge loan from First Computer Services Corporation. The exercise price of these options was adjusted to $1.67 per share by the Board of Directors on March 24, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         We currently have 891,100 nonqualified options outstanding to certain of our officers, employees and advisors. These options are exercisable at prices ranging from $0.09 per share of Common Stock to $8.00 per share of Common Stock. We have filed registration statements on Form S-8 for 730,000 shares of Common Stock in connection with non-qualified stock options granted to certain current and former officers, directors and employees.

1998 NONQUALIFIED STOCK OPTION PLAN

         Our 1998 Nonqualified Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors and our shareholders on July 13, 1998. The purpose of the 1998 Option Plan is to promote our growth and general prosperity by permitting us to grant to our employees, directors and advisors options to purchase Common Stock. Pursuant to the 1998 Option Plan, we may grant nonstatutory (nonqualified) stock options to our employees, directors and advisors. A total of 400,000 shares of Common Stock have been reserved for issuance under the 1998 Option Plan. In July 1998, Mr. Corona was issued an option to purchase 22,500 shares of Common Stock at an exercise price of $8.00 per share pursuant to the 1998 Option Plan. In December 1998, Messrs. Corona, Hunt and Smith were each issued options to purchase 22,500 shares of Common Stock at an exercise price of $13.00 per share pursuant to the 1998 Option Plan. In April 1999, Mr. Corona was issued options to purchase 75,000 shares of Common Stock at an exercise price of $25.00 per share pursuant to the 1998 Option Plan. Additionally, in December 1998, certain of our employees were issued options to purchase an aggregate of 19,000 shares of Common Stock at the exercise price of $13.00 per share under the 1998 Option Plan.

         The Compensation Committee has the authority to select the employees, directors and advisors to whom stock options are granted. Subject to the limitations set forth in the 1998 Option Plan, the Compensation Committee has the sole discretion and authority to determine the persons to whom options shall be granted and the number of shares covered by each option, to interpret the 1998 Option Plan, to establish vesting schedules, to specify the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of the options.

         The maximum term of options granted under the 1998 Option Plan is ten years. Options granted under the 1998 Option Plan are in most cases nontransferable and generally expire within 30 days after the termination of the optionee's services, except in cases when the optionee is terminated "for cause" (as such term is defined therein). In such cases, the option typically expires automatically on the date of termination. In general, if an optionee is disabled or dies, such option may be exercised up to 12 months following such disability or death, unless the Compensation Committee determines to allow a longer period for exercise. In general, if an optionee retires from his or her service to us, such option may be exercised up to three months following such retirement, unless the Compensation Committee determines to allow a longer period for exercise.

EMPLOYEE STOCK PURCHASE PLAN

         On April 20, 1999, our Board of Directors approved the Employee Stock Purchase Plan subject to shareholder approval at our next annual meeting of shareholders. The purpose of the Employee Plan is to provide eligible employees with an opportunity to purchase our Common Stock through accumulated payroll withholding amounts and to thereby acquire or increase their proprietary interest in us. The Employee Plan provides that 200,000 shares of Common Stock will be reserved for offerings under the Employee Plan, subject to adjustment upon the occurrence of certain events. To the extent Common Stock is available for purchase by eligible employees under the Employee Plan, we may make consecutive quarterly offerings of Common Stock, but we reserve the right to terminate the Employee Plan at any time. The provisions of the Employee Plan are intended to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, and to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended. The Employee Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Internal Revenue Code Section 401(a). The Employee Plan is administered by the Board of Directors or by a committee of individuals, who may be our officers, appointed from time to time by the Board of Directors.

         Under the Employee Plan, eligible employees are granted an option to purchase the greatest number of whole shares of our Common Stock that may be purchased with the amount elected by the eligible employee to be withheld from the eligible employee's after-tax base pay, up to 10% of the before-tax base pay, during a calendar quarter. An eligible employee may not purchase more than $25,000 in value of Common Stock under the Employee Plan during any calendar year. The price paid for each share of Common Stock under the Employee Plan is the lesser of (1) 85% of the fair market value of a share of Common Stock on the first day of each calendar quarter, or (2) 85% of the fair market value of a share Common Stock on the exercise date. We will pay all transaction costs, including brokerage commissions, in connection with the purchase of Common Stock under the Employee Plan.

         We have commenced a quarterly offering under the Employee Plan, but to date, no shares of Common Stock have been purchased under the Employee Plan. We have filed a registration statement on Form S-8 for the 200,000 shares of Common Stock reserved for issuance under the Employee Plan.

                              CERTAIN TRANSACTIONS

         On January 31, 1997, we entered into a letter agreement (the "First Extended Agreement") with First Extended, Inc. (successor in interest to First Computer Services Corporation, which was owned by Carl Westcott, one of our principal shareholders) and William O. Hunt, one of our directors. First Extended acted as a nominee for Jack T. Smith, one of our directors, Michael T. Maples, our Chief Executive Officer and one of our directors, and Mr. Westcott. Under the terms of the First Extended Agreement, we made a promissory note in the original principal amount of $650,000 in favor of First Extended (the "First Extended Note"). The First Extended Note and First Extended Agreement provided that we could borrow up to $650,000 from First Extended. All advances under the First Extended Note and First Extended Agreement were made at First Extended's discretion. We had borrowed a total of $250,000 under the First Extended Note and First Extended Agreement. The First Extended Note bore interest at 18% per annum, and all principal and interest were originally payable on April 1, 1997. The First Extended Note, which was in default, was refinanced at prime rate in June 1998 as set forth below and was paid off on July 14, 1998.

         On March 24, 1998, Carl Westcott LLC, as nominee for Messrs. Westcott, Maples, Smith, Corona and others, and Messrs. Hunt and Sheldon entered into a Stock Purchase Agreement pursuant to which Carl Westcott LLC, as nominee, and Messrs. Hunt and Sheldon purchased all of the 1,987,124 shares of Common Stock held by Messrs. Maynard, Nanni and Martin in exchange for $883,166.

         Mr. Hunt personally guaranteed payment under a promissory note made by us in the original principal amount of $350,000 payable to NationsBank, N.A. (the "NationsBank Note"). A total of $225,000 was borrowed under the NationsBank Note, which bore interest at the bank's prime rate. The NationsBank Note originally matured on July 15, 1997 and was renewed through December 15, 1998. A guarantee fee would accrue to Mr. Hunt at 18% minus the bank's prime rate if the NationsBank Note became in default. The guarantee fee and all principal were payable upon demand of the guarantor. All advances under the NationsBank Note required the consent of the guarantor.

         In June 1998, we refinanced the First Computer Note and the First Extended Note pursuant to a Letter Agreement between us and Messrs. Hunt, Smith and Westcott (the "Letter Agreement"). Pursuant to the Letter Agreement, we made the following promissory notes: (1) Amended and Restated Promissory Note payable to Mr. Smith in the principal amount of $229,450, (2) Amended and Restated Promissory Note payable to Mr. Smith in the principal amount of $77,694, (3) Amended and Restated Promissory Note payable to Mr. Westcott in the principal amount of $1,538,263 and (4) Amended and Restated Promissory Note payable to Mr. Westcott in the principal amount of $172,306 (collectively, the "Amended Notes"). All of the Amended Notes bore interest per annum at the NationsBank of Texas, N.A. prime rate. Pursuant to the Letter Agreement, we were to make a monthly payment of $140,000, which would be applied pro rata to the repayment of the Amended Notes and the NationsBank Note. In the event of default under any of the Amended Notes, the outstanding indebtedness of such note was convertible into shares of Common Stock at the price of $0.44 per share at the option of the noteholders. Mr. Maples sold his interest in the Amended Notes to Carl Westcott. Under the Amended Notes and the Letter Agreement, in the event of any offering of our securities pursuant to a registration statement declared effective by the Securities and Exchange Commission or the sale or issuance of our securities through which we raise a minimum of $1.0 million, we had to use all of the proceeds of such offering, sale or issuance to pay off the Amended Notes and the NationsBank Note until all such debt was extinguished. We used approximately $2.0 million of the net proceeds of our initial public offering in December 1998 to prepay the Amended Notes and the NationsBank Note.

         Chase Bank has made available a stand-by letter of credit in the original principal amount of $150,000. Payment under this letter of credit has been personally guaranteed by Mr. Hunt. Approximately $66,000 of this letter of credit has been pledged as collateral under a three year capital lease. This stand-by letter of credit has been terminated.

         On April 20, 1999, we entered into a Consulting Agreement with Mr. Corona as an independent contractor for his services in identifying and contacting potential acquisition candidates for us, as well as such other advisory and management services as our Chief Executive Officer may request from time to time. The Consulting Agreement is for a term of four years, but may be terminated by either party upon thirty days prior written notice. As compensation under the Consulting Agreement, we granted Mr. Corona an option to purchase 75,000 shares of our Common Stock at an exercise price of $25.00 per share. In addition, we agreed to reimburse Mr. Corona for all reasonable and necessary travel and other expenses incurred by him in performing his duties under the Consulting Agreement.

         Also on April 20, 1999, we entered into a letter agreement with Carl Westcott LLC by which we retained Carl Westcott LLC as our non-exclusive financial advisor. Under the letter agreement, Carl Westcott LLC will assist us in identifying and contacting potential acquisition or business combination candidates, evaluate and value such candidate businesses, assist in structuring transaction proposals, develop strategies for successful consummation of transactions, analyze the economic effects to us of a transaction, assist in the negotiation of transaction proposals and preparation of documents, assist in the due diligence process and complete other matters related to closing such transactions. As compensation for rendering such services, we will pay Carl Westcott LLC a fee equal to two percent of the estimated annual revenue, for the twelve months after a closing, of a company acquired by us due to Carl Westcott LLC's performance of services under the letter agreement; provided, however, that in no event shall such fee for any acquisition be less than $25,000 nor more than $75,000. We also agreed to reimburse Carl Westcott LLC for all reasonable expenses, and agreed to indemnify Westcott LLC for damages relating to any transaction contemplated by the engagement of Westcott LLC under the letter agreement. The letter agreement is effective until terminated by either party upon thirty days written notice.

         Carl Westcott owns a significant interest in Jayhawk Acceptance Corporation, First Extended Service Corporation and FFG Insurance Company. Carl Westcott LLC and Westcott Communications, Inc. are current and former affiliates of Carl Westcott.

FUTURE TRANSACTIONS

         We have adopted a policy providing that all transactions between us and related parties will be subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The shares offered hereby are owned by and offered for the account of CompuNet, Inc., James G. Hazlewood, Richard D. Evans, John H. Jackson, David Hazlewood, Stephanie Hazlewood, Jennifer Hazlewood and Allison Hazlewood (Messrs. Evans and James and the Hazlewoods are referred to as the "CyberRamp Shareholders"). We will not receive any of the proceeds from the sale of the shares. The selling shareholders received their shares of Common Stock in connection with our acquisitions of CompuNet and CyberRamp. The CyberRamp Shareholders acquired their shares under a Securities Purchase Agreement dated as of February 18, 1999, by and between us, CyberRamp, L.L.C. and the CyberRamp Shareholders, pursuant to which we purchased all of the issued and outstanding securities of CyberRamp. CompuNet acquired its shares under an Asset Purchase Agreement dated as of January 29, 1998, by and among us, our wholly owned subsidiary and CompuNet, pursuant to which we purchased the net assets of CompuNet.

         The CyberRamp Securities Purchase Agreement contained a registration rights provision pursuant to which we agreed to register the shares of Common Stock received by the CyberRamp Shareholders as consideration for our acquisition of CyberRamp. Accordingly, we have caused to be prepared and have filed with the Securities and Exchange Commission the Registration Statement of which this Prospectus forms a part, with respect to the sale by the selling shareholders from time to time of the shares in accordance with the intended methods of distribution described under "Plan of Distribution." We have agreed to use commercially reasonable efforts to cause the Registration Statement to be declared effective and to remain effective until the earlier of August 18, 2001 or the date that all shares included in the Registration Statement are sold. In addition, we have agreed to pay all expenses incurred by us in connection with the Securities Act registration of the shares, including, without limitation, registration and filing fees, printing expenses, and fees and disbursements of our counsel and accountants. All selling expenses, such as taxes, selling commissions, and fees and disbursements for Seller's counsel shall be paid by the selling shareholders.

         In the CompuNet Asset Purchase Agreement, we granted piggyback registration rights to CompuNet in the event that we should register shares on certain terms within one year of the date of the agreement. Accordingly, the Registration Statement of which this Prospectus is a part also registers the shares held by CompuNet.

         The following table sets forth certain information as of May 13, 1999, regarding the beneficial ownership of Common Stock of (1) each person or group known by us to beneficially own 5% or more of the outstanding shares of Common Stock, (2) each of our directors and executive officers, (3) all executive officers and directors as a group and (4) each selling shareholder. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.


                                  Shares Beneficially                            Shares Beneficially
                                         Owned                                          Owned
                                  Prior to the Offering                         After the Offering(4)
 Name, Address and Office      ---------------------------       Shares      ---------------------------
  of Beneficial Owner(1)          Number        Percent         Offered         Number        Percent
----------------------------   ------------   ------------    ------------   ------------   ------------
Michael T. Maples(2) .......        206,779            3.0%             --        206,779            3.0%
Douglas L. Davis(2) ........        225,000            3.3%             --        225,000            3.3%
James T. Chaney ............         19,688              *              --         19,688              *
John James Stewart III(2) ..         15,914              *              --         15,914              *
Douglas G. Sheldon(2) ......        331,877            4.8%             --        331,877            4.8%
William O. Hunt(2)(3) ......      1,112,490           16.1%             --      1,112,490           16.1%
Jack T. Smith(2) ...........        471,811            6.8%             --        471,811            6.8%
Gary L. Corona(2) ..........         77,624            1.1%             --         77,624            1.1%
All directors and executive
  officers as a group (eight
  persons)(2) ..............      2,461,183           35.7%             --      2,461,183           35.7%
Carl Westcott ..............        588,811            8.5%             --        588,811            8.5%
Selling Shareholders:
  CompuNet, Inc. ...........         16,910              *          16,910             --             --
  James G. Hazlewood .......        295,725            4.3%        295,725             --             --
  Richard D. Evans .........         21,870              *          21,870             --             --
  John H. Jackson ..........         21,870              *          21,870             --             --
  David Hazelwood ..........          6,565              *           6,565             --             --
  Stephanie Hazlewood ......          6,565              *           6,565             --             --
  Jennifer Hazlewood .......          6,565              *           6,565             --             --
  Allison Hazlewood ........          6,565              *           6,565             --             --

----------

*        Less than one percent.

(1) The address of each of our officers and directors and Mr. Westcott is in care of us at One Dallas Centre, 350 North St. Paul, Suite 3000, Dallas, Texas 75201. The address of CompuNet is 11350 Hillguard Road, Dallas, Texas 75243. The addresses of the CyberRamp Shareholders are:
         James G. Hazlewood, Stephanie Hazlewood, Jennifer Hazlewood and Allison Hazlewood, 5215 Yolanda Lane, Dallas, Texas 75229; John H. Jackson, 9201 Meadowbrook Drive, Dallas, Texas 75220; Richard D. Evans, 706 Agape Circle, Rockwall, Texas 75087; and David Hazlewood, 810 Blossom Road, Garland, Texas 75041.

(2)      Includes options to purchase 106,875, 112,500, 19,688, 15,914, 39,375,
         45,000, 45,000 and 45,000 shares of Common Stock granted to Messrs. Maples, Davis, Chaney, Stewart, Sheldon, Hunt, Smith and Corona, respectively, that are exercisable within 60 days of May 1, 1998.

(3) Includes 297,301 shares of Common Stock owned by BCG Partnership, Ltd., a limited partnership in which Mr. Hunt and his wife serve as general partners, 306,804 shares of Common Stock owned by B&G Partnership, Ltd., a limited partnership in which Mr. Hunt and his wife serve as general partners, and 463,385 shares of Common Stock owned by the William O. Hunt, Jr. Rollover IRA, of which Mr. Hunt is the beneficiary.

(4) Assumes the sale of all 382,635 shares covered by this Prospectus and no other sales of Common Stock.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are a Texas corporation and are governed by our Articles of Incorporation, Bylaws and the Texas Business Corporation Act (the "TBCA"). The following description of our capital stock is qualified in all respects by the Articles and the Bylaws, which have been filed as exhibits to our Registration Statement on Form SB-2, filed in connection with our initial public offering in December 1998.

         Our authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK

         As of May 14, 1999, we had approximately 14,000 holders of our Common Stock. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon our liquidation, dissolution or winding-up, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of Common Stock after payment of all our debts and liabilities and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding class or series of Preferred Stock that we may issue in the future.

PREFERRED STOCK

         The Board of Directors may, without further action of our shareholders, issue shares of Preferred Stock in one or more series and fix or alter the rights and preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock. As of the date of this Prospectus, there are two series of Preferred Stock authorized, but no shares of either series are issued or outstanding.

         On November 10, 1995, the Board of Directors authorized and issued a series of Preferred Stock, which currently consists of 400,000 authorized shares of Preferred Stock (such amount may from time to time be increased or decreased by the Board of Directors), designated as Series A Preferred Stock. The Series A Preferred Stock, with respect to rights on liquidation, winding up and dissolution, ranks senior to all classes and series of Common Stock and may rank senior to other classes of Preferred Stock. The Series A Preferred Stock has no specified dividend rate and the holders of Series A Preferred Stock are entitled to receive the same dividends as the holders of the Common Stock. The holders of Series A Preferred Stock are entitled to vote in all matters as to which the holders of the Common Stock are entitled to vote (on an "as converted" basis) in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock and Series A Preferred Stock as one class. Each share of Series A Preferred Stock is convertible at any time into
2.25 shares of Common Stock. Each share of Series A Preferred Stock issued and outstanding prior to our initial public offering was automatically converted into 2.25 fully paid and nonassessable shares of Common Stock upon completion of the initial public offering. There are currently no shares of Series A Preferred Stock issued or outstanding.

         On May 15, 1996, the Board of Directors authorized and issued a series of Preferred Stock, which currently consists of 300,000 authorized shares of Preferred Stock (such amount may from time to time be increased or decreased by the Board of Directors), designated as Series B Preferred Stock. The Series B Preferred Stock, with respect to rights on liquidation, winding up and dissolution, ranks equally to the Series A Preferred Stock, ranks senior to all classes and series of Common Stock and may rank senior to other classes of Preferred Stock. The Series B Preferred Stock has no specified dividend rate and the holders of Series B Preferred Stock are entitled to receive the same dividends as the holders of the Common Stock. The holders of Series B Preferred Stock are entitled to vote in all matters as to which the holders of the Common Stock are entitled to vote, in the same manner and with the same effect as such holders of Common Stock (on an "as converted" basis), voting together with the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock as one class. Each share of Series B Preferred Stock is convertible at any time into 2.25 shares of Common Stock. Each share of Series B Preferred Stock issued and outstanding prior to our initial public offering was automatically converted into 2.25 fully paid and nonassessable shares of Common Stock upon completion of the initial public offering. There are currently no shares of Series B Preferred Stock issued or outstanding.

REGISTRATION RIGHTS

         Holders of 1,660,769 shares of Common Stock have certain rights to have such shares registered under the Securities Act pursuant to the terms of agreements between such holders. Specifically, such holders have the one-time right to demand that the Company use its best efforts to register all their shares of Common Stock. Additionally, if at any time the Company proposes to register its securities under the Securities Act (other than on a Form S-4 or Form S-8), the Company must notify the holders of such proposed offering, and, upon their request the Company must use its best efforts to register all shares of Common Stock owned by the holders. In such instances, the Company is responsible for the expenses related to the registration of such shares.

         The CyberRamp Securities Purchase Agreement contained a registration rights provision pursuant to which we agreed to register the shares of Common Stock received by the CyberRamp Shareholders as consideration for our acquisition of CyberRamp. Accordingly, we have caused to be prepared and have filed with the Securities and Exchange Commission the Registration Statement of which this Prospectus forms a part, with respect to the sale by the selling shareholders from time to time of the shares in accordance with the intended methods of distribution described under "Plan of Distribution." We have agreed to use commercially reasonable efforts to cause the Registration Statement to be declared effective and to remain effective until the earlier of August 18, 2001 or the date that all shares included in the Registration Statement are sold. In addition, we have agreed to pay all expenses incurred by us in connection with the Securities Act registration of the shares, including, without limitation, registration and filing fees, printing expenses, and fees and disbursements of our counsel and accountants. All selling expenses, such as taxes, selling commissions, and fees and disbursements for Seller's counsel shall be paid by the selling shareholders.

         In the CompuNet Asset Purchase Agreement, we granted piggyback registration rights to CompuNet in the event that we should register shares on certain terms within one year of the date of the agreement. Accordingly, the Registration Statement of which this Prospectus is a part also registers the shares held by CompuNet.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our Articles of Incorporation provide that to the fullest extent permitted by applicable law, a director will not be liable to us or our shareholders for monetary damages for an act or omission in the director's capacity as a director.

         The TBCA permits the indemnification of directors, employees, officers and agents of Texas corporations. Our Articles and Bylaws provide that we shall indemnify any person to the fullest extent permitted by law. Under the TBCA, an officer or director may be indemnified if he acted in good faith and reasonably believed that his conduct (1) was in our best interests and if he acted in his official capacity or (2) was not opposed to our best interests in all other cases. In addition, the indemnitee may not have reasonable cause to believe that his conduct was unlawful in the case of a criminal proceeding. In any case, the indemnitee may not have been found liable to us for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to us. We (1) must indemnify an officer or director for reasonable expenses if he is successful, (2) may indemnify an officer or director for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to us and (3) may advance reasonable defense expenses if the officer or director undertakes to reimburse us if he is later found not to satisfy the standard for indemnification expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRADING MARKET, TRANSFER AGENT AND REGISTRAR

         The Common Stock is quoted on the Nasdaq National Market under the symbol "GEEK." The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

TEXAS ANTI-TAKEOVER LAW AND CERTAIN PROVISIONS

         As a Texas corporation, we are subject to the provisions of the Texas Business Combination Law ("TBCL") that became effective on September 1, 1997. In general, the TBCL prohibits a Texas "issuing public corporation" (such as us) from engaging in a "business combination" with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership interest, unless: (1) the board of directors of the corporation approves the transaction or the shareholder's acquisition of the shares prior to the acquisition or (2) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. The TBCL may have the effect of inhibiting a non-negotiated merger or other business combination involving us. We are subject to the terms of the TBCL, unless its shareholders or directors take action electing not to be governed by its terms (which action is not currently contemplated).

         Our Articles and Bylaws prevent shareholders from calling a special meeting of shareholders, prevent shareholders from amending the Bylaws and prohibit shareholder action by written consent. Our Bylaws also authorize only the Board of Directors to fill vacancies, including newly-created directorships and state that our directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the outstanding shares of the voting stock, voting together as a single class.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of May 14, 1999, there were 6,893,530 shares of Common Stock outstanding. In addition, as of May 14, 1999, we had outstanding options to purchase 1,117,468 shares of Common Stock. Of the outstanding shares, the 2,645,000 shares sold in our initial public offering are freely transferable without restriction or limitation under the Securities Act, except for any shares purchased by our "affiliates," as defined in the Securities Act. In addition, a total of 1,212,022 shares have been sold pursuant to Rule 144 and are now freely transferable. The 382,635 shares offered by the selling shareholders under this Prospectus will be freely transferable. The remaining 2,658,873 shares constitute "restricted securities" within the meaning of Rule 144, and the resale of such shares is restricted for one year from the date they were acquired. All of these "restricted securities" have been held for the required one-year period and are freely tradeable, subject in certain cases to the 180-day lock-up period described below and the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period. In addition, the holders of 1,660,769 outstanding shares have certain rights to have shares registered under the Securities Act pursuant to the terms of agreements between such holders and us. See "Description of Securities -- Registration Rights." Of those 1,660,769 shares, 769,149 shares are freely tradeable, subject in certain cases to the 180-day lock-up period described below and the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of then outstanding shares or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice and manner of sale requirements and to the availability of current public information about Internet America and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such rule. Rule 144 does not require the same person to have held the securities for the applicable periods.

         In connection with our initial public offering, we and our officers, directors and certain shareholders, who hold collectively 2,620,642 outstanding shares of Common Stock, have agreed not to offer or sell any shares of Common Stock until June 7, 1999 without the prior written consent of Hoak Breedlove Wesneski & Co., subject to certain limited exceptions. If this 180-day lock-up period is waived by Hoak Breedlove Wesneski & Co., then those shares would be freely tradeable subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period. We anticipate that after June 7, 1999, these shareholders will sell shares of Common Stock.

         In addition, we have filed Registration Statements on Form S-8 to register a total of 1,215,000 shares of Common Stock, which is the aggregate of all shares reserved for issuance pursuant to the 1996 Option Plan, the Employee Stock Purchase Plan and shares underlying certain nonqualified options granted to certain current and former officers, directors and employees. Accordingly, shares issued upon exercise of such options or under such plans will be freely tradeable by holders who are not our affiliates and, subject to the volume and other limitations of Rule 144 and the lock-up agreements, by holders who are our affiliates.

         Prior to the initial public offering, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair our ability to raise capital through the issuance of additional equity securities. See "Risk Factors -- Sales of Our Common Stock in the Public Market May Lower Our Stock Price and Impair Our Ability to Raise Funds in Future Offerings."

                              PLAN OF DISTRIBUTION

         We are registering the shares of Common Stock on behalf of CompuNet and the CyberRamp Shareholders (the "Selling Shareholders"). For purposes of this discussion regarding the plan of distribution, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby. The Selling Shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock. The Selling Shareholders may sell shares of Common Stock from time to time in one or more types of transactions (which may include block transactions):

         -        on the Nasdaq National Market;

         -        in the over-the-counter market;

         -        in negotiated transactions;

         - through put or call options transactions relating to the shares of Common Stock; and

         -        through short sales or a combination of such methods of sale.

         Such transactions may be made at market prices prevailing at the time of sale or at negotiated prices, and may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock by the Selling Shareholders.

         The Selling Shareholders may sell shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares of Common Stock from whom such broker-dealers may act as agents or to whom they sell as principal, or both. Any compensation as to a particular broker-dealer might be in excess of customary commissions.

         The Selling Shareholders and any broker-dealers that act in connection with the sale of shares of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of Common Stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling Shareholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for us by Jackson Walker L.L.P., Dallas, Texas.

                                     EXPERTS

         The financial statements as of June 30, 1997 and 1998 and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Internet America) may be found.

         This Prospectus is part of the Registration Statement that we filed with the SEC. The Registration Statement contains more information than this Prospectus regarding Internet America and the Common Stock, including certain exhibits and schedules. You can get a copy of the Registration Statement from the SEC at the address listed above or from its internet site.

         We maintain an Internet site at http://www.airmail.net. Information contained on our Web site is not a part of this Prospectus. Industry information presented is based on sources that we believe are reliable, although we have not independently verified this information.

                           GLOSSARY OF TECHNICAL TERMS

BACKBONE A high-speed network that connects smaller, independent networks.

BANDWIDTH                  The number of bits of information that can move over
                           a communications medium in a given amount of time.

BROADBAND                  A transmission facility that has a bandwidth greater
                           than a voice grade line of 3 kHz and which may carry numerous voice, video and data channels simultaneously.

CENTRAL OFFICE A switching unit in a telecommunications system which provides service to the general public, having the necessary equipment and operating arrangements for terminating and interconnecting customer lines and trunks or trunks only.

DOMAIN NAME                Part of the official name of a computer on the
                           Internet.

DUAL REDUNDANT             A device which contains a backup or spare part which
                           is automatically put into service when a primary part fails.

ELECTRONIC MAIL
OR E-MAIL                  An application that allows a user to send or receive
                           messages to or from any other user with an Internet address, commonly termed an e-mail address.

FDDI Fiber Distributed Data Interface Network. A set of ANSI protocols for sending digital data over fiber optic cable. FDDI networks are token-passing networks, and support data rates of up to 100 Mbps (100 million bits) per second. FDDI networks are typically used as backbones for wide-area network extensions to FDDI, called FDDI-2, supports the transmission of voice and video information as well as data.

FFDT FDDI Full Duplex Technology. Another variation of FDDI-2 that uses the same network infrastructure but can potentially support data rates up to 200 Mbps.

FTP File Transfer Protocol. A protocol that allows file transfer between a host and a remote computer.

GRAPHICAL USER
INTERFACE                  A means of communicating with a computer by
                           manipulating icons and windows rather than using text commands.

INTERNET An open global network of interconnected commercial, educational and governmental computer networks that utilize a common communications protocol, TCP/IP. 56

INTERNET
BACKBONE The Internet backbone consists of high-speed networks that link the smaller, independent networks of the Internet.

ISDN Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer subscribers digital data services as well as voice connections.

ISP Internet Service Provider. A company that provides access to the Internet. For a monthly fee, the service provider gives you a software package, username, password and access phone number. Equipped with a computer and modem, you can then connect to the Internet and browse the World Wide Web and USENET, and send and receive e-mail.

LEC Local Exchange Carrier. A telecommunications utility that has been granted either a certificate of convenience and necessity or a certificate of operating authority to provide local exchange telephone service, basic local telecommunications service, or switched access service within the state. A local exchange carrier is also referred to as a local exchange company.

LOCAL EXCHANGE
TELEPHONE SERVICE          Telecommunications service provided within an
                           exchange to establish connections between customer premises within the exchange, including connections between a customer premises and a long distance provider serving the exchange. The term includes tone dialing, service connection charges, and directory assistance services when offered in connection with basic local telecommunications service and interconnection with other service providers. Local exchange telephone service may also be referred to as local exchange service. However, a competitive exchange service is not local exchange telephone service. This fact, and the definition of competitive exchange service, shall be liberally construed to encourage a competitive marketplace.

MODEM A piece of equipment that connects a computer to a data transmission line (typically a telephone line).

NEWSGROUP                  Same as forum, an on-line discussion group. On the
                           Internet, there are literally tens of thousands of newsgroups covering every conceivable interest. To view and post messages to a newsgroup, you need a news reader, a program that runs on your computer and connects you to a news server on the Internet.

POP Point of Presence. The Company defines a POP as a local geographic point of presence where subscribers can access the Company's services via a local telephone call. To the Company's knowledge, there is no industry-wide definition of an Internet access POP, and other companies may define a POP differently.

ROUTER A device that receives and transmits data packets between segments in a network or different networks.

SERVER Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. In addition, such term means the computer on which server software runs.

T-1 A data communications line capable of transmission speeds of 1.54 Mbps.

TERMINAL SERVER            A specialized computer that supports multiple
                           communications connections.

USENET A worldwide bulletin board system that can be accessed through the Internet or through many online services. The USENET contains tens of thousands of forums, called newsgroups, that cover every imaginable interest group. It is used daily by millions of people around the world.

VIRTUAL POP                Modems without a geographically specific location
                           typically housed or co-located at central offices inside of a LEC Network. Private networks connect these facilities with the Company.

WINDOWS A computer operating system developed by Microsoft Corporation that provides a graphical user interface and multitasking capabilities.

WORLD WIDE WEB A network of computer servers that uses a special communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

xDSL An abbreviation that refers collectively to all types of digital subscriber lines, the two main categories being ADSL and SDSL. Two other types of xDSL technologies are High-data- rate DSL ("HDSL") and symmetric digital subscriber lines ("SDSL"). DSL technologies use sophisticated modulation schemes to pack data onto copper wires. They are sometimes referred to as last-mile technologies because they are used only for connections from a telephone switching station to a home or office, not between switching stations. xDSL is similar to ISDN inasmuch as both operate over existing copper telephone lines
                           (POTS) and both require the short runs to a central telephone office (usually less than 20,000 feet). However, xDSL offers much higher speeds -- up to 32 Mbps for downstream traffic.

                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report                                           F-2

Financial Statements:

     Balance Sheets                                                    F-3

     Statements of Operations                                          F-4

     Statements of Shareholders' Equity (Deficit)                      F-5

     Statements of Cash Flows                                          F-6

     Notes to Financial Statements                                     F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Internet America, Inc.

     We have audited the balance sheets of Internet America, Inc. as of June 30, 1997 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet America, Inc. as of June 30, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

     The financial statements give retroactive effect to the combination of CompuNet, Inc. and CyberRamp, L.L.C. which were both accounted for as a pooling of interests as described in Note 11 to the financial statements.


DELOITTE & TOUCHE LLP

May 14, 1999
Dallas, Texas

INTERNET AMERICA, INC.
BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                   JUNE 30,
                                                                          ----------------------------      MARCH 31,
ASSETS                                                                        1997            1998            1999
                                                                          ------------    ------------    ------------
                                                                                                          (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                              $     21,574    $    618,290    $ 16,661,431
   Accounts receivable, net of allowance for uncollectible accounts
      of  $126,707 and $198,155 in 1997 and 1998, respectively                 342,432         494,961         781,643
   Prepaid expenses and other current assets                                    63,256          30,824         120,153
                                                                          ------------    ------------    ------------

           Total current assets                                                427,262       1,144,075      17,563,227

PROPERTY AND EQUIPMENT - Net                                                 2,890,686       2,132,131       2,084,572

OTHER ASSETS - Net                                                             636,077         785,634         479,498
                                                                          ------------    ------------    ------------

TOTAL                                                                     $  3,954,025    $  4,061,840    $ 20,127,297
                                                                          ============    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Trade accounts payable                                                 $  1,785,510    $  1,153,728    $  1,450,322
   Accrued liabilities                                                         888,930       1,322,356       1,298,481
   Current portion of capital lease obligations                                408,251         358,645         212,482
   Current maturities of long-term debt                                        619,988         686,302         272,328
   Advances under line of credit                                               243,000         225,000              --
   Notes payable to shareholders                                             2,017,713       2,017,713              --
   Deferred revenue                                                          2,431,643       3,660,006       4,055,448
                                                                          ------------    ------------    ------------

           Total current liabilities                                         8,395,035       9,423,750       7,289,061

CAPITAL LEASE OBLIGATIONS, net of current portion                              375,851         143,915          32,328

LONG-TERM DEBT, net of current portion                                       1,133,299       1,182,273         297,162
                                                                          ------------    ------------    ------------

           Total liabilities                                                 9,904,185      10,749,938       7,618,551

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY (DEFICIT):
   Series A convertible preferred stock, $.01 par value; 400,000 shares authorized, 379,672 issued and outstanding in
      1997 and 1998                                                              3,796           3,796              --
   Series B convertible preferred stock, $.01 par value, 300,000 shares authorized, 73,667 issued and outstanding in
      1997 and 1998                                                                737             737              --
   Common stock, $.01 par value; 40,000,000 shares authorized,
      3,942,965 and 3,914,840 issued in 1997 and 1998,
      respectively, and 3,914,840 outstanding in 1997 and 1998                  39,429          39,148          68,928
   Additional paid-in capital                                                3,584,507       3,480,288      24,217,070
   Common stock in treasury, 28,125 shares at cost in 1997                     (12,500)             --              --
   Accumulated deficit                                                      (9,566,129)    (10,212,067)    (11,777,252)
                                                                          ------------    ------------    ------------

           Total shareholders' equity (deficit)                             (5,950,160)     (6,688,098)     12,508,746
                                                                          ------------    ------------    ------------

TOTAL                                                                     $  3,954,025    $  4,061,840    $ 20,127,297
                                                                          ============    ============    ============



See notes to financial statements.

INTERNET AMERICA, INC.
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                         NINE MONTHS ENDED
                                        YEARS ENDED JUNE 30,                 MARCH 31,
                                   ----------------------------    ----------------------------
                                       1997            1998            1998            1999
                                   ------------    ------------    ------------    ------------
                                                                            (UNAUDITED)
REVENUES:
   Access                          $  9,501,212    $ 12,117,587    $  8,905,034    $ 11,435,757
   Business services                  1,552,777       1,919,326       1,454,085       1,620,498
   Other                                248,933          41,312          54,282          79,773
                                   ------------    ------------    ------------    ------------

           Total                     11,302,922      14,078,225      10,413,401      13,136,028
                                   ------------    ------------    ------------    ------------

OPERATING COSTS AND EXPENSES:
   Connectivity and operations        7,432,200       7,417,819       5,411,223       6,283,527
   Sales and marketing                2,181,380       1,925,180       1,119,799       4,203,665
   General and administrative         3,356,651       2,947,828       2,103,610       2,824,363
   Depreciation and amortization      1,799,844       1,739,301       1,305,173       1,405,340
   Impairment of Equipment              614,971              --              --              --
                                   ------------    ------------    ------------    ------------

           Total                     15,385,046      14,030,128       9,939,805      14,716,895
                                   ------------    ------------    ------------    ------------

INCOME (LOSS) FROM OPERATIONS        (4,082,124)         48,097         473,596      (1,580,867)

INTEREST INCOME                              --              --              --         213,190

INTEREST EXPENSE                       (517,337)       (670,035)       (524,461)       (187,508)

INCOME TAX EXPENSE                           --         (24,000)        (18,000)        (10,000)
                                   ------------    ------------    ------------    ------------

NET LOSS                           $ (4,599,461)   $   (645,938)   $    (68,865)   $ (1,565,185)
                                   ============    ============    ============    ============

NET LOSS PER COMMON SHARE:

   BASIC                           $      (1.21)   $      (0.16)   $      (0.02)   $      (0.31)
                                   ============    ============    ============    ============

   DILUTED                         $      (1.21)   $      (0.16)   $      (0.02)   $      (0.31)
                                   ============    ============    ============    ============

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:

   BASIC                              3,800,443       3,914,856       3,914,856       5,081,299
                                   ============    ============    ============    ============

   DILUTED                            3,800,443       3,914,856       3,914,856       5,081,299
                                   ============    ============    ============    ============



See notes to financial statements.

INTERNET AMERICA, INC.
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

                                                                CONVERTIBLE
                                                              PREFERRED STOCK                 COMMON STOCK              ADDITIONAL
                                                       ----------------------------    ----------------------------       PAID-IN
                                                          SHARES           AMOUNT         SHARES          AMOUNT          CAPITAL
                                                       ------------    ------------    ------------    ------------    ------------
BALANCE, JULY 1, 1996                                       453,339    $      4,533       3,383,815    $     33,838    $  3,371,961

Issuance of common stock:
   For cash                                                      --              --         544,149           5,441         226,846
   For services                                                  --              --          15,001             150          24,850
Deferred compensation for stock options
   issued below deemed fair value                                --              --              --              --         (39,150)

Purchase of treasury stock at cost                               --              --              --              --              --

Net loss                                                         --              --              --              --              --
                                                       ------------    ------------    ------------    ------------    ------------

BALANCE, JUNE 30, 1997                                      453,339           4,533       3,942,965          39,429       3,584,507

Purchase of stock options                                        --              --              --              --         (92,000)

Cancellation of treasury stock                                   --              --         (28,125)           (281)        (12,219)

Net loss                                                         --              --              --              --              --
                                                       ------------    ------------    ------------    ------------    ------------

BALANCE, JUNE 30, 1998                                      453,339           4,533       3,914,840          39,148       3,480,288

Conversion of preferred stock                              (453,339)         (4,533)      1,020,013          10,200          (5,667)

Issuance of common stock:
   For initial public offering, net proceeds                                              1,700,000          17,000      19,758,156
   Cash                                                                                     258,050           2,580         673,107

Contribution of capital in exchange for note payable             --              --              --              --         311,186

Net loss                                                         --              --              --              --              --
                                                       ------------    ------------    ------------    ------------    ------------

BALANCE, MARCH 31, 1999                                          --    $         --       6,892,903    $     68,928    $ 24,217,070
                                                       ============    ============    ============    ============    ============

                                                                                                           TOTAL
                                                              TREASURY STOCK                           SHAREHOLDERS'
                                                       -----------------------------     ACCUMULATED       EQUITY
                                                           SHARES         AMOUNT           DEFICIT        (DEFICIT)
                                                       -------------    ------------    ------------    ------------
BALANCE, JULY 1, 1996                                             --    $         --    $ (4,966,668)   $ (1,556,336)

Issuance of common stock:
   For cash                                                       --              --              --         232,287
   For services                                                   --              --              --          25,000
Deferred compensation for stock options
   issued below deemed fair value                                 --              --              --         (39,150)

Purchase of treasury stock at cost                            28,125         (12,500)             --         (12,500)

Net loss                                                          --              --      (4,599,461)     (4,599,461)
                                                       -------------    ------------    ------------    ------------

BALANCE, JUNE 30, 1997                                        28,125         (12,500)     (9,566,129)     (5,950,160)

Purchase of stock options                                         --              --              --         (92,000)

Cancellation of treasury stock                               (28,125)         12,500              --              --

Net loss                                                          --              --        (645,938)       (645,938)
                                                       -------------    ------------    ------------    ------------

BALANCE, JUNE 30, 1998                                            --              --     (10,212,067)     (6,688,098)

Conversion of preferred stock                                     --              --              --              --

Issuance of common stock:
   For initial public offering, net proceeds                                                              19,775,156
   Cash                                                                                                      675,687

Contribution of capital in exchange for note payable              --              --              --         311,186

Net loss                                                          --              --      (1,565,185)     (1,565,185)
                                                       -------------    ------------    ------------    ------------

BALANCE, MARCH 31, 1999                                           --    $         --    $(11,777,252)   $ 12,508,746
                                                       =============    ============    ============    ============


                       See notes to financial statements

INTERNET AMERICA, INC.
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                                       NINE MONTHS ENDED
                                                                     YEARS ENDED JUNE 30,                   MARCH 31,
                                                                 ----------------------------    ----------------------------
                                                                     1997            1998            1998            1999
                                                                 ------------    ------------    ------------    ------------
                                                                                                         (UNAUDITED)
OPERATING ACTIVITIES:
   Net loss                                                      $ (4,599,461)   $   (645,938)   $    (68,865)   $ (1,565,185)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
      Depreciation and amortization                                 1,799,844       1,739,301       1,305,173       1,405,340
      Impairment of equipment                                         614,971              --              --              --
      Changes in operating assets and liabilities:
         Accounts receivable, net                                    (175,387)       (152,529)       (218,277)       (286,682)
         Prepaid expenses and other current assets                     54,014          32,432          24,849         (89,330)
         Other assets                                                (319,916)         21,511        (291,165)       (139,085)
         Accounts payable and accrued liabilities                    (162,596)       (198,356)       (864,442)        272,719
         Deferred revenue                                           1,093,882       1,228,363       1,601,110         395,442
                                                                 ------------    ------------    ------------    ------------

           Net cash provided by (used in) operating activities     (1,694,649)      2,024,784       1,488,383          (6,781)
                                                                 ------------    ------------    ------------    ------------

INVESTING ACTIVITIES:
   Purchases of property and equipment, net                        (1,785,376)       (846,725)       (472,700)       (912,560)
   Purchase of subscribers                                           (356,670)        (50,000)        (50,000)             --
   Proceeds from sale of equipment                                     21,500              --              --              --
                                                                 ------------    ------------    ------------    ------------

           Net cash used in investing activities                   (2,120,546)       (896,725)       (522,700)       (912,560)
                                                                 ------------    ------------    ------------    ------------

FINANCING ACTIVITIES:
   Proceeds from issuance of common equity                            232,287              --              --      20,450,844
   Purchase of stock options                                               --         (92,000)        (92,000)             --
   Purchase of treasury stock                                         (12,500)             --              --              --
   Proceeds from issuance of shareholder loans                      2,017,713              --              --              --
   Proceeds from issuance of long term debt                         1,781,270         311,186              --              --
   Proceeds from sale and leaseback                                   422,302              --              --              --
   Principal payments of notes payable to shareholders                     --              --              --      (1,456,539)
   Principal payments under capital lease obligations                (358,119)       (436,850)       (612,573)     (1,257,750)
   Principal payments of long-term debt                              (361,666)       (295,679)             --        (549,073)
   Loan origination costs                                             (56,289)             --              --              --
   Proceeds (payments) on line of credit                               93,000         (18,000)             --        (225,000)
                                                                 ------------    ------------    ------------    ------------

           Net cash provided by (used in) financing activities      3,757,998        (531,343)       (704,573)     16,962,482
                                                                 ------------    ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH                                       (57,197)        596,716         261,110      16,043,141

CASH, BEGINNING OF PERIOD                                              78,771          21,574          21,574         618,290
                                                                 ------------    ------------    ------------    ------------

CASH, END OF PERIOD                                              $     21,574    $    618,290    $    282,684    $ 16,661,431
                                                                 ============    ============    ============    ============

SUPPLEMENTAL INFORMATION:
   Cash paid for interest                                        $    319,224    $    750,522    $    738,698    $    234,733
   Equipment acquired under capital leases                       $    833,890    $    127,500    $         --    $     31,500
   Subscriber purchase assumption of service obligations         $    377,216    $    412,422    $    412,422    $         --
   Contribution of capital in exchange for note payable          $         --    $         --    $         --    $    311,186




See notes to financial statements.

INTERNET AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1997 AND 1998 AND NINE MONTHS
ENDED MARCH 31, 1999 (UNAUDITED)

1.    GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION - Internet America, Inc. is a leading Internet service provider ("ISP") in the southwestern United States. The Company provides a wide array of Internet services tailored to meet the needs of individual and business customers, including customers with little or no online experience.

           The Company has experienced cumulative operating losses, and its operations are subject to certain risks and uncertainties including, among others, risks associated with technology and regulatory trends, evolving industry standards, dependence on its network infrastructure and suppliers, growth and acquisitions, actual and prospective competition by entities with greater financial and other resources, the development of the Internet market and need for additional capital or refinancing of existing obligations. There can be no assurance that the Company will be successful in sustaining profitability and positive cash flow in the future.

         The financial statements have been restated to reflect the combinations of CompuNet, Inc. ("CompuNet") and CyberRamp, L.L.C. ("CyberRamp") as if the combinations occurred at the beginning of the earliest period presented. The combinations have been accounted for as a pooling of interests under the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations." (See note 11.)


      INTERIM FINANCIAL STATEMENTS - The balance sheet as of March 31, 1999, and the statements of operations, shareholders' equity (deficit) and cash flows for the nine months ended March 31, 1998 and 1999, have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the financial position, at March 31, 1999 and the results of operations and cash flows for the nine months ended March 31, 1998 and 1999, have been made. The results of operations for the nine months ended March 31, 1999, are not necessarily indicative of the results to be expected for the full year.

      REVENUE RECOGNITION - Revenues are derived from monthly subscribers and set-up charges are recognized as services are provided. The Company bills its subscribers in advance for direct access to the Internet, but defers recognition of these revenues until the service is provided.

      CREDIT RISK - The Company's accounts receivable potentially subjects the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of credit risk.

      FINANCIAL INSTRUMENTS - The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The floating interest rate on the Company's lines of credit reflects current market rates and, accordingly, their carrying values approximate fair value. The fair values for other debt and lease obligations, which have fixed interest rates, do not differ materially from their carrying values.

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of cash on hand, cash deposited in highly liquid money market accounts, and investments in high grade commercial paper or treasury notes having maturities of three months or less when purchased. There were no commercial paper or treasury notes outstanding at June 30, 1997 and 1998.

      PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, ranging from one to five years.

      EQUIPMENT UNDER CAPITAL LEASE - The Company leases certain of its data communication and other equipment under agreements accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over the shorter of their estimated useful lives or the related lease term.

      ACQUIRED SUBSCRIBER BASE - The Company capitalizes specific costs incurred for the purchase of subscriber bases from other Internet Service Providers ("ISPs"). The subscriber acquisition costs include the actual fee paid to the selling ISPs as well as the assumption of deferred service obligations and legal expenses specifically related to the transactions. Amortization is provided using the straight line method over three years commencing when the subscriber base is received.

      LONG-LIVED ASSETS - On an annual basis, the Company reviews the values assigned to long-lived assets, such as property and equipment to determine if any impairments have occurred. Provisions for asset impairments are based on discounted cash flow projections in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and such assets are written down to their estimated fair values. An impairment loss of $614,971 related to the write down of modem equipment was recognized during the year ended June 30, 1997.

      COMMON STOCK BASED COMPENSATION - The Company continues to account for its employee stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25") and provides pro forma disclosures in the notes to the financial statements, as if the measurement provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," had been adopted.

      ADVERTISING EXPENSES - The Company accounts for advertising costs as expenses in the period in which they are incurred. Advertising expenses for the years ended June 30, 1998 and 1997 were $1,233,726 and $1,657,849.

      INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of existing assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

      EARNINGS PER SHARE - Share and per share amounts have been adjusted retroactively for the 2.25-to-1.00 stock split which was effected in July 1998. Basic earnings per share is computed using the weighted average number of common shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share reflects the potential dilution that could occur upon exercise or conversion of these instruments.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.

      RECENT ACCOUNTING PRONOUNCEMENTS - In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements for fiscal years beginning after December 15, 1997. The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has determined that the impact on its financial statements of adopting SFAS Nos. 129, 130 and 131 is not material.

      CERTAIN RECLASSIFICATIONS - Certain reclassifications have been made to prior period amounts to conform to the fiscal 1998 presentation. The reclassifications had no effect on stockholders' equity or net income.

2.    PROPERTY AND EQUIPMENT

      Property and equipment consist of:

                                                         JUNE 30,               MARCH 31,
                                                 --------------------------    -----------
                                                    1997           1998           1999
                                                 -----------    -----------    -----------
                                                                                (UNAUDITED)
Data communications and office equipment         $ 3,840,311    $ 4,530,373    $ 5,265,943
Leasehold improvements                               453,937        450,360        511,964
Furniture and fixtures                               300,283        307,404        309,966
Computer software                                     96,364        249,484        362,307
                                                 -----------    -----------    -----------

                                                   4,690,895      5,537,621      6,450,180

Less accumulated depreciation and amortization    (1,800,209)    (3,405,490)    (4,365,608)
                                                 -----------    -----------    -----------

                                                 $ 2,890,686    $ 2,132,131    $ 2,084,572
                                                 ===========    ===========    ===========


      Depreciation expense charged to operations was $1,187,934 and $1,605,280 for the years ended June 30, 1997 and 1998, respectively.

3.    OTHER ASSETS

      Other assets consist of:


                                                         JUNE 30,               MARCH 31,
                                                 --------------------------    -----------
                                                    1997           1998           1999
                                                 -----------    -----------    -----------
                                                                               (UNAUDITED)
Acquired subscribers                             $   733,886    $ 1,072,462    $ 1,010,539
Loan origination fees                                 61,289         20,353         20,353
Deposits                                              65,331         61,811         73,380
Deferred costs                                            --         50,000             --
Other                                                    925            925            925
                                                 -----------    -----------    -----------
                                                     861,431      1,205,551      1,105,197
Less accumulated amortization                       (225,354)      (419,917)      (625,699)
                                                 -----------    -----------    -----------

                                                 $   636,077    $   785,634    $   479,498
                                                 ===========    ===========    ===========

      In July 1996 the Company acquired approximately 900 subscribers of Webstar, Inc. for approximately $357,000. In October 1996, the company acquired approximately 1,000 subscribers of Computek, Inc for $377,000. On November 26, 1997, the Company acquired approximately 4,600 subscribers of WHY? Telecommunications, Inc. for a cash payment of $50,000 and the assumption of deferred service obligations of approximately $412,000.

      Deferred costs consist of costs incurred in connection with the Company's initial public offering of common stock.

4.    LINE OF CREDIT AGREEMENTS

      Borrowings under a revolving credit agreement bear interest at the bank's prime rate plus 2% (10.5% at June 30, 1997 and 1998) and are collateralized by substantially all assets of the Company, and by the guarantees of certain officers, shareholders and a director. The outstanding borrowings at June 30, 1997 and 1998 were $18,000 and $0; respectively, with $131,291 committed to a standby letter of credit securing a lease.

      In addition, the Company could borrow, subject to the approval of a director of the Company, up to $350,000 under a revolving credit agreement that matured December 15, 1998 or upon the effective date of a defined securities registration. Borrowings under the agreement bear interest at the bank's prime rate (8.5% at June 30, 1997 and 1998) and are guaranteed by a Director. The Director receives guaranty fees, payable on demand, equal to 18% of the outstanding borrowings, less interest paid to the bank. The outstanding borrowings at June 30, 1997 and 1998 were $225,000. The balance was repaid in December 1998 using proceeds from the Company's initial public offering.

5.    LONG-TERM DEBT

      Long-term debt consists of:


                                                                                      JUNE 30,             MARCH 31,
                                                                            --------------------------    -----------
                                                                               1997           1998           1999
                                                                            -----------    -----------    -----------
                                                                                                          (UNAUDITED)
Note payable to an unrelated third party, bearing interest at
16.5%, payable in equal monthly installments of $10,266,
including interest, through January 1999. The note is
collateralized by substantially all of the assets of the Company and by the limited guarantee of an officer; and contains, among other things, a restriction on the payment of dividends on
common stock. In connection with this note, the Company issued detachable warrants during March 1996 to purchase 33,750 shares of common stock at $1.67 per share. The fair value of the
warrants have not been reflected in the financial statements as the amount was immaterial. The warrants are exercisable from
January 1, 1998 through December 31, 1999                                   $   191,482    $    79,773    $        --

Notes payable to vendors maturing through February 1998, bearing
interest at 6% to 18%                                                           183,970             --             --

Note payable in connection with acquisition of Webstar, Inc.
subscriber base, due June 30, 1999 or upon the effective date of a defined securities registration, bearing interest at 14%,
payable monthly. Prior to the end of any calendar quarter, the
lender may demand a principal payment of up to $50,000                          352,125        352,125             --

Note payable to a financial institution maturing December 31,
2003, bearing interest at 10.5%, with principal and interest
payable monthly                                                                 526,618        473,126             --

Note payable in connection with the acquisition of a subscriber base, due December 31, 2003, bearing interest at 8%, interest payable monthly for the first three years, and principal and
interest payable monthly during 2000 and 2003                                   178,000        178,000             --

Note payable to a third party maturing March 10, 1998 bearing interest at 1 percent per month on the unpaid balance, with
principal and interest due monthly                                               45,000             --             --

Note payable in connection with equipment acquisitions, due at varying dates from July 2000 to November 2001, bearing interest
at 7% and 8%, with principal and interest due monthly                           238,340        448,481        461,190

Note payable in connection with equipment acquisitions, due June
2000, bearing interest at 11%, with principal and interest due
monthly                                                                              --             --         47,818

Note payable in connection with equipment acquisitions, due
October 2001, bearing interest at 12%, with principal and
interest due monthly                                                                 --             --         40,712

Note payable in connection with equipment acquisitions, due
March 2000, bearing interest at 16%, with principal and interest
due monthly                                                                      37,752         25,884         19,770
                                                                            -----------    -----------    -----------

                                                                              1,753,287      1,868,575        569,490

Less current portion                                                           (619,988)      (686,302)      (272,328)
                                                                            -----------    -----------    -----------

                                                                            $ 1,133,299    $ 1,182,273    $   297,162
                                                                            ===========    ===========    ===========

6.    NOTES PAYABLE TO SHAREHOLDERS

      During fiscal 1997, the Company entered into two loan agreements with entities acting as nominees for current shareholders, with borrowings of $1,767,713 and $250,000. The notes bear interest at 10% and 18% and were due September 25, 1997 and April 1, 1997, respectively. The assets of the Company collateralized the notes. On June 30, 1998, the loan agreements, which were in default, were refinanced at the prime rate (8.5% as of June 30 ,1998), with borrowings due in monthly payments approximating $129,000 or upon the effective date of a defined securities registration. In the event of default, the borrowings convert to common stock at the price of $0.44 per share at the option of the noteholder. The balance was repaid in December 1998 using proceeds from the Company's initial public offering.

7.    COMMITMENTS AND CONTINGENCIES

      The Company leases certain of its facilities under operating leases. Rental expense under these leases was approximately $373,000 and $574,000 for the years ended June 30, 1997 and 1998, respectively. At June 30, 1998, future minimum lease payments on capital and operating leases were approximately as follows:


                                                                   CAPITAL         OPERATING
                                                                   Leases            Leases
                                                                  ---------       ----------
   1999                                                           $ 420,059       $  678,566
   2000                                                             105,184          625,036
   2001                                                              41,799           89,193
   2002                                                              31,896            1,215
   2003                                                               5,316          441,572
                                                                  ---------       ----------

Total minimum lease payments                                        604,254       $1,835,582
                                                                                  ==========

Less amounts representing interest                                 (101,694)
                                                                  ---------

Present value of minimum capitalized lease payments                 502,560

Less current portion                                               (358,645)
                                                                  ---------
Long-term capitalized lease obligations                           $ 143,915
                                                                  =========


      In August 1997, the Company entered into a network services agreement for telecommunications services with a competitive local exchange carrier ("CLEC") that commits the Company to the CLEC's services through December 31, 1998. The Company is in the process of converting its customers to this service and estimates that the monthly recurring commitment will be approximately $50,000.

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations and cash flows.

8.    SHAREHOLDERS' EQUITY (DEFICIT)

      EARNINGS PER SHARE - Potentially dilutive securities have been excluded from the computation of earnings per share for the years ended June 30, 1997 and 1998 as their effect is antidilutive. Had the Company been in a net income position, diluted earnings per share would have included an additional 319,500 shares related to outstanding options and warrants, (determined using the treasury stock method at the estimated average fair value) and for convertible preferred stock not included above for the years ended June 30, 1997 and 1998.

      COMMON STOCK - The Company has authorized 40,000,000 shares of $0.01 par value common stock. During the year ended June 30, 1997, the Company issued 544,149 shares of its common stock in exchange for cash of $232,287. The Company also issued 15,001 shares of common stock in exchange for services provided by one of the Company's employees. The shares issued were recorded at $25,000, the value of the services provided.

      During March 1998, three former shareholders of the Company sold 1,987,124 shares of common stock to an entity acting as nominee for current shareholders in exchange for $883,166.

      During July 1998, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to issue shares of its common stock in an initial public offering early in fiscal 1999. Also in July 1996, options to purchase 22,500 shares of common stock were granted to a director of the Company under the 1998 Nonqualified Stock Option Plan. Such options are exercisable at $8.00 per share, expire in 10 years and vest over four years.

      During December 1998, the Company completed an initial public offering (the "Offering") of its common stock and sold 1,700,000 shares at a price of $13 per share. Proceeds from the Offering, net of underwriting discounts and offering expenses, were $19.8 million. Part of these proceeds were used to pay certain indebtedness of $2.1 million.

      PREFERRED STOCK - The Company authorized 5,000,000 shares of preferred stock issuable in series. The Company authorized 400,000 shares of $0.01 par value Series A Preferred Stock. Each share of the Series A Preferred Stock was convertible at any time into 2.25 shares of the Company's common stock and has the same dividend rights as the common stock. Each share of the Series A Preferred Stock was automatically converted into 2.25 shares of the Company's common stock 30 days following the public offering of shares of common stock of the Company. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock were entitled to be paid out of the assets of the Company available for distribution to its shareholders, an amount in cash equal to the purchase price for each share of the Series A Preferred Stock outstanding, prior to any distributions to common shareholders.

      The Company authorized 300,000 shares of $0.01 par value Series B Preferred Stock. Each share of Series B Preferred Stock was convertible at any time into 2.25 shares of the Company's common stock. The Series B Preferred Stock automatically converted to common stock 30 days following the public offering of shares of the Company's common stock. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock were entitled to receive an amount in cash equal to the purchase price for each share of Series B Preferred Stock outstanding, prior to any distributions to common shareholders. The liquidation preference payable to holders of Series A and Series B Preferred Stock was to be made based on the aggregate purchase price for the shares of the Series A Preferred Stock and Series B Preferred Stock, respectively. The Series A and Series B Preferred Stock had no specific dividend rate and the holders of each class of preferred stock are entitled to receive the same dividends as holders of common stock.

      The Company agreed with the holders of Series A Preferred Stock that the Company will not issue common stock, or securities convertible into or exchangeable for shares of common stock, or any options, warrants or other rights to acquire shares of common stock at a price per share less than $1.67. However, as noted above, the Company issued common stock at a price of $0.43 per share, with the express permission of the holders of Series A Preferred Stock.

      STOCK OPTION PLAN - The Company's 1996 Incentive Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors and the Company's shareholders in December 1996. Pursuant to the 1996 Option Plan, the Company may grant incentive and nonqualified stock options to key employees of the Company. A total of 225,000 shares of common stock have been reserved for issuance under the 1996 Option Plan.

      The maximum term of options granted under the 1996 Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. The exercise price of incentive stock options must be equal or greater than the fair market value of common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of these options cannot exceed five years. The Company currently has 61,756 options outstanding to its employees under the 1996 Option Plan. These options are exercisable at either $1.67 per share of common stock or $3.33 per share of common stock.

      In October 1996, an option to purchase 67,500 shares of common stock at an exercise price of $3.33 per share was granted to an officer of the Company. The Board of Directors adjusted the exercise price of this option to $1.67 per share in March 1998. Additionally, in March 1998, 393,750 options to purchase shares of common were granted to certain officers and employees of the Company at an exercise price of $1.67 per share.

      During October 1996, 215,026 nonqualified stock options were granted to certain founders of the Company in connection with such founders' pledge of their stock of the Company to guarantee a bridge loan. The Company currently has 1,381,651 nonqualified options outstanding to certain of its officers, employees and advisors. These options are exercisable at prices ranging from $0.09 per share of common stock to $3.33 per share of common stock.

      During May 1998, outstanding options to purchase 258,750 shares of common stock with an exercise price of $0.09 per share were repurchased from former employees for $0.36 per share.

      The Company applies APB No. 25 and related Interpretations in accounting for its plans. The estimated fair value of each option grant was determined by reference to recent private arm's length sales of common and preferred stock. In cases where these were no arm's length transactions on or around the date of an option grant, the value was determined by the Board of Directors. The compensation cost (recovery) that has been charged against operations for the stock options was $(39,150) and $0 in the years ended June 30, 1997 and 1998, respectively.

      Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                                    1997                 1998
                                                                ------------          ----------
Net loss                                   As reported          $ (4,599,461)         $ (645,938)
                                           Pro Forma              (4,619,583)           (660,400)

Basic and Diluted loss per share           As reported          $      (1.21)         $    (0.16)
                                           Pro Forma            $      (1.22)         $    (0.17)

      A summary of the status of the Company's stock options as of June 30, 1997 and 1998, and changes during the years ended on those dates is presented below:

                                                 1997                            1998
                                     -----------------------------  -----------------------------
                                                        WEIGHTED                     WEIGHTED
                                                        AVERAGE                       AVERAGE
                                        SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                     ------------    -------------  ------------    -------------
Outstanding at beginning of period      1,206,765    $       1.37      1,260,364    $       1.85
Granted                                   563,778            3.30        393,750            1.67
Exercised                                      --            0.00             --            0.00
Forfeited                                (510,179)           2.30       (205,388)           2.43
Purchased                                      --            0.00       (258,750)           0.09
                                     ------------                  ------------
Outstanding at end of period            1,260,364            1.85      1,189,976            1.59
                                     ============                  ============

Options exercisable at year end         1,002,845            1.62        733,793            1.55
                                     ============                  ============

      The following table summarizes information about stock options outstanding at June 30, 1998:

                                OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                      -----------------------------------------       ---------------------------
                        NUMBER            WEIGHTED-AVERAGE               NUMBER          NUMBER
     RANGE OF         OUTSTANDING      REMAINING CONTRACTUAL          EXERCISABLE      EXERCISABLE
  EXERCISE PRICES     AT 6/30/98     LIFE AS OF 6/30/98 (YEARS)        AT 6/30/97      AT 6/30/98
  ---------------     ----------     --------------------------       -----------      ----------
     $       0.09         78,750                 7.4                       78,750        337,500
             1.67      1,083,407                 8.9                      627,224        366,251
             3.33         22,500                 8.6                       22,500        293,775


      During March 1998, the exercise price of 343,645 options to purchase shares of common stock was adjusted from $3.33 per share to $1.67 per share, of which 310,541 options were exercisable at June 30, 1998. The adjustment of the exercise price of these options decreased the weighted average exercise price of the outstanding options as of June 30, 1998 by $0.40 per share.

9.    INCOME TAXES

      No provision for income taxes has been recognized for the year ended June 30, 1997 as the Company has incurred net operating losses for income tax purposes and has no carryback potential. A current tax provision of $24,000 was recognized for the year ended June 30, 1998 related to the federal corporate alternative minimum tax.

      Deferred tax assets and liabilities as of June 30, 1997 and 1998, consist of:

                                                   JUNE 30,
                                         --------------------------
                                             1997           1998
Deferred tax assets:
   Net operating loss carryforwards      $ 2,418,000    $ 2,195,000
   Stock options granted at a discount       142,000         31,000
   Deferred revenue                          141,000         44,000
   Allowance for doubtful accounts           191,000        124,000
   Impairment of equipment                    43,000         67,000
   Depreciation and amortization             183,000        387,000
   Other                                      55,000         44,000
                                         -----------    -----------

Total deferred tax assets                  3,173,000      2,892,000

Valuation allowance                       (3,173,000)    (2,892,000)
                                         -----------    -----------

Net deferred tax assets                  $        --    $        --
                                         ===========    ===========

      The Company has provided a valuation allowance for net deferred tax assets, as it is more likely than not that these assets will not be realized.

      At June 30, 1998, the Company has net operating loss carryforwards of approximately $5 million for federal income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2012 and may be limited in their use due to significant changes in the Company's ownership.

      A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended June 30, 1997 and 1998 is as follows:

                                                YEARS ENDED JUNE 30,
                                               ---------------------
                                                 1997         1998
Federal income tax benefit at statutory rate        (34)%        (34)%
State tax benefit, net of federal benefit            (3)%         (3)%
Valuation allowance alternative minimum tax          37%          37%
Alternative minimum tax                               0%           2%
                                               --------     --------
         Total income tax provision                   0%           2%
                                               ========     ========

10.   EMPLOYEE BENEFIT PLAN

      The Company has established a 401(k) plan for the benefits of its employees. Employees may contribute to the plan up to 15% of their salary, pursuant to a salary reduction agreement, upon meeting age requirements. The Company made no discretionary contributions to the Plan through June 30, 1998.

11.   BUSINESS COMBINATIONS

      On January 29, 1999, the Company exchanged 16,910 shares of common stock, par $0.01 per share, for substantially all of the net assets of CompuNet. On February 18, 1999, the Company exchanged 365,725 shares of common stock of Internet America, Inc. for all the members' interest of CyberRamp. These combinations were accounted for as a pooling of interests. Accordingly, the financial statements included herein have been restated to include CompuNet and CyberRamp as of the beginning of the earliest period presented. There were no intercompany transactions prior to their combination. No significant adjustments were required to adopt the same accounting practices. The following summarizes the results of operations for each of the combining companies prior to the combinations:

                                                                       SIX MONTHS
                                          YEARS ENDED JUNE 30,      ENDED DECEMBER 31,
                                      ----------------------------  ------------------
                                          1997            1998            1998
                                      ------------    ------------    ------------
                                                                       (UNAUDITED)
Revenue:
     Internet America                 $  9,470,922    $ 10,643,272    $  6,367,821
     CompuNet                              643,440       1,271,534         558,539
     CyberRamp                           1,188,560       2,163,419       1,453,539
                                      ------------    ------------    ------------
        Total                         $ 11,302,922    $ 14,078,225    $  8,379,899
                                      ============    ============    ============

Net loss:
     Internet America                 $ (3,823,529)   $  1,006,002    $    176,819
     CompuNet                             (507,668)       (684,251)       (322,536)
     CyberRamp                            (268,264)       (967,689)       (710,572)
                                      ------------    ------------    ------------
        Total                         $ (4,599,461)   $   (645,938)   $   (856,289)
                                      ============    ============    ============



                                     ******

================================================================================

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTERNET AMERICA OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTERNET AMERICA SINCE SUCH DATE.

                                 ---------------

                                TABLE OF CONTENTS


                                                                   PAGE
                                                                   ----
Prospectus Summary ..............................................    2
Risk Factors ....................................................    6
Use Of Proceeds .................................................   15
Dividend Policy .................................................   15
Capitalization ..................................................   15
Selected Financial and Operating Data ...........................   17
Management's Discussion and Analysis of
Financial Condition and Results of Operations ...................   19
Business ........................................................   25
Management ......................................................   33
Certain Transactions ............................................   39
Principal and Selling Shareholders ..............................   41
Description of Securities .......................................   43
Shares Eligible for Future Sale .................................   46
Plan of Distribution.............................................   47
Legal Matters ...................................................   48
Experts .........................................................   48
Available Information ...........................................   48
Glossary of Technical Terms .....................................   49
Financial Statements ............................................   F-1

                                ---------------


================================================================================



================================================================================




                                 382,635 SHARES



                              INTERNET AMERICA LOGO



                                  COMMON STOCK




                            ------------------------
                                   PROSPECTUS
                            ------------------------



                                  May 17, 1999





================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Articles of Incorporation, as amended (the "Articles"), of the Registrant provide that to the fullest extent permitted by applicable law, a director of the Registrant will not be liable to the Registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

            The Texas Business Corporation Act ("TBCA") permits the indemnification of directors, employees, officers and agents to Texas corporations. The Registrant's Articles and Bylaws, as amended (the "Bylaws"), provide that the Registrant shall indemnify any person to the fullest extent permitted by law. Under the TBCA, an officer or director may be indemnified if he acted in good faith and reasonably believed that his conduct (i) was in the best interests of the Registrant if he acted in his official capacity or (ii) was not opposed to the best interests of the Registrant in all other cases. In addition, the indemnitee may not have reasonable cause to believe that his conduct was unlawful in the case of a criminal proceeding. In any case, the indemnitee may not have been found liable to the Registrant for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to the Registrant. The Registrant (i) must indemnify an officer or director for reasonable expenses if he is successful, (ii) may indemnify an officer or director for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to the Registrant and (iii) may advance reasonable defense expenses if the officer or director undertakes to reimburse the Registrant if he is later found not to satisfy the standard for indemnification expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

            At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

      ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement will be as follows:


      Securities and Exchange Commission registration fee                       $ 2,792.28
      Nasdaq listing fee                                                          7,652.70
      Printing and engraving expenses                                            10,000.00
      Accounting fees and expenses                                               18,000.00
      Legal fees and expenses                                                    30,000.00
      Fees and expenses (including legal fees) for qualification
        under state securities laws                                                      0
      Registrar and Transfer Agent's fees and expenses                                   0
      Miscellaneous                                                               5,000.00
                                                                                ----------
                                     TOTAL                                      $73,444.98
                                                                                ==========

            All amounts except the Securities and Exchange Commission registration fee and the Nasdaq listing fee are estimated.

            The Selling Shareholders will pay any selling commissions from the sales of the Common Stock, and the Company is paying all of the other registration expenses related to the offer and sale of Common Stock offered by the Principal and Selling Shareholders.

      ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

            From July to October 1996, the Company issued 575,822 shares of its Common Stock to ten sophisticated investors at prices ranging from $0.57 to $1.67 per share in separate transactions for aggregate proceeds of $671,135 cash. The shares were issued in reliance on the exemption from registration under section 4(2) of the Securities Act.

            During June 1996, the Registrant issued 1,125 shares of Common Stock in exchange for services valued at $3,750 provided by an officer of the Registrant. The shares were issued to the officer, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

            In a private offering completed in June 1996 and exempt under Regulation D, the Registrant sold 73,667 shares of Series B Preferred Stock at $7.50 per share, for aggregate proceeds of $552,503 cash. The shares were sold to a total of three institutional and individual investors that qualify as "accredited investors" under the federal securities laws. The Registrant did not engage any brokers to act as placement agents, and the private offering was made on a best efforts basis. The shares sold by the Registrant in the private offering were sold in reliance on the exemption from registration under the Securities Act provided by Rule 506 of Regulation D promulgated thereunder.

            On September 25, 1996, the Registrant entered into a Securities Purchase Agreement with First Computer Services Corporation, pursuant to which the Registrant issued 544,149 shares of Common Stock to First Computer Services Corporation at a price equal to approximately $0.43 per share, for aggregate proceeds of $233,984 cash. The shares were issued to First Computer Services Corporation, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

            During fiscal 1997, the Registrant also issued 15,001 shares of Common Stock in exchange for services valued at $6,667 provided by one of the employees of the Registrant. The shares were issued to the employee, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

            During fiscal 1996, options to purchase 45,000 shares of Common Stock were granted to two directors of the Registrant at an exercise price of $1.67 per share. Also in 1996, an option to purchase 22,500 shares of Common Stock was granted to a director of the Registrant at an exercise price of $3.33 per share. The Board of Directors adjusted the exercise price of this option to $1.67 per share in March 1998. In addition to the above, in October 1996, an option to purchase 67,500 shares of Common Stock at an exercise price of $3.33 per share was granted to an officer of the Registrant. The Board of Directors adjusted the exercise price of this option to $1.67 per share in March 1998. Additionally, in March 1998, 393,750 options to purchase shares of Common Stock were granted to certain officers and employees of the Company at an exercise price of $1.67 per share. Certain of these options were subsequently registered by the Registrant on Form S-8.

            During October 1996, 215,026 nonqualified stock options were granted to certain founders of the Registrant in connection with such founders' pledge of their stock of the Registrant to guarantee a bridge loan. The Registrant had 1,381,651 nonqualified options outstanding as of March 31, 1998 to certain of its officers, employees and advisors. These options are exercisable at prices ranging from $0.09 per share of Common Stock to $3.33 per share of Common Stock. Certain of these options were subsequently registered by the Registrant on Form S-8.

            In July 1998, a nonqualified option to purchase 22,500 shares of Common Stock was granted to a director at an exercise price of $8.00 per share of Common Stock pursuant to the Registrant's 1998 Nonqualified Stock Option Plan.

            On July 13, 1998, the Registrant's Board authorized a 2.25-for-1.00 stock split of Common Stock effected in the form of a dividend. The stock split was effected on July 13, 1998.

            In December 1998 and pursuant to the Registrant's 1998 Nonqualified Stock Option Plan, the Registrant granted certain options to purchase a total of 86,500 shares of Common Stock to certain directors and employees at an exercise price of $13.00 per share of Common Stock.

            On January 29, 1999, the Registrant issued 16,910 shares of Common Stock to CompuNet, Inc. in connection with the Registrant's acquisition of the net assets of CompuNet, Inc. The shares were issued in reliance on the exemption from registration under section 4(2) of the Securities Act.

            On February 18, 1999, the Registrant issued 365,725 shares of Common Stock to the security holders of CyberRamp, L.L.C. in connection with the Registrant's acquisition of all of the outstanding securities of CyberRamp, L.L.C. The shares were issued in reliance on the exemption from registration under section 4(2) of the Securities Act.

            During April 1999 and pursuant to the Registrant's 1998 Nonqualified Stock Option Plan, the Registrant granted an option to purchase 75,000 shares of Common Stock to a director at an exercise price of $25.00 per share.

            Unless otherwise indicated, the issuance of the securities described above was effected without the involvement of an underwriter.

      ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) Exhibits:


         EXHIBIT           DESCRIPTION
          2.1       Securities Purchase Agreement dated September 25, 1996 by
                    and among First Computer Services Corporation and Internet
                    America, Inc.(1)

          2.2       Asset Purchase Agreement dated July 31, 1996 by and between
                    Internet America, Inc. and Webstar, Inc.(1)

          2.3 Asset Purchase Agreement dated November 26, 1997 by and between Internet America, Inc. and Why? Telecommunications,
                    Inc.(1)

          2.4 Asset Purchase Agreement dated as of January 29, 1999 by and among CompuNet, Inc., William Thompson, Internet America,
                    Inc. and Geek Assets, Inc.(2)

          2.5 Securities Purchase Agreement dated as of February 18, 1999 by and among CyberRamp, L.L.C., its Members and Internet
                    America, Inc.(3)

         EXHIBIT           DESCRIPTION
          3.1       Internet America, Inc.'s Articles of Incorporation(1)

          3.2 Internet America, Inc.'s Articles of Amendment to Articles of Incorporation(1)

          3.3       Internet America, Inc.'s Bylaws(1)

          3.4       Internet America, Inc.'s Amendment to Bylaws(1)

          3.5       Application for Certificate of Withdrawal of Internet
                    America, Inc.(1)

          3.6       Articles of Merger merging Internet America, Inc., an
                    Arizona Corporation, with and into INTRNTUSA, INC., a Texas corporation(1)

          4.1       Specimen Common Stock certificate(1)

          4.2 Certificate of Designation of the Series A Preferred Stock of Internet America, Inc.(1)

          4.3       Amended Certificate of Designation of the Series A Preferred
                    Stock of Internet America, Inc.(1)

          4.4 Certificate of Designation of the Series B Preferred Stock of Internet America, Inc.(1)

          5.1       Opinion of Jackson Walker L.L.P.*

          10.1 Network Services Agreement dated August 25, 1997 by and between Internet America, Inc. and Golden Harbor of Texas,
                    Inc.(1)

          10.2      Consulting Agreement dated April 20, 1999 by and between
                    Internet America, Inc. and Gary L. Corona*

          10.3 Financial Advisory Agreement dated April 20, 1999 by and among Carl Westcott LLC and Internet America, Inc.*

          11.1      Statement regarding computation of per share earnings(4)

          16.1      Letter on change in certifying accountant(1)

          23.1 Consent of Jackson Walker L.L.P. (included in its opinion filed as Exhibit 5.1)*

          23.2      Consent of Deloitte & Touche LLP*


          24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

          27.1      Financial Data Schedule*


----------
    *          Filed herewith.
    (1) Previously filed as an exhibit to Internet America's Registration Statement on Form SB-2 (No. 333-59527), and incorporated herein by reference.
    (2) Previously filed as an exhibit to Internet America's Current Report on Form 8-K, as amended, filed on February 16, 1999, and incorporated herein by reference.
    (3) Previously filed as an exhibit to Internet America's Current Report on Form 8-K, as amended, filed on March 1, 1999, and incorporated herein by reference.

    (4) Statement omitted because not applicable or because the required information is contained in the Financial Statements or Notes thereto.

    ITEM 28. UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                       (iii) Include any additional or changed material information on the plan of distribution.

               (2) That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on From SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on May 17, 1999.


                                         INTERNET AMERICA, INC.

                                         By:    /s/ Michael T. Maples
                                            --------------------------------
                                         Michael T. Maples
                                         (Principal Executive Officer)


                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael T. Maples and James
      T. Chaney his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

            In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                              TITLE                                           DATE

    /s/ Michael T. Maples                  Chief Executive Officer, President and          May 17, 1999
    -----------------------------          Director (Principal Executive Officer)
    Michael T. Maples

    /s/ James T. Chaney                    Chief Financial Officer, Vice President,        May 17, 1999
    -----------------------------          Secretary and Treasurer (Principal
    James T. Chaney                        Financial and Accounting Officer)


    /s/ William O. Hunt                    Chairman of the Board                           May 17, 1999
    -----------------------------
    William O. Hunt

    /s/ Douglas G. Sheldon                 Director                                        May 17, 1999
    -----------------------------
    Douglas G. Sheldon

    /s/ Jack T. Smith                      Director                                        May 17, 1999
    -----------------------------
    Jack T. Smith

    /s/ Gary L. Corona                     Director                                        May 17, 1999
    -----------------------------
    Gary L. Corona

                              INDEX TO EXHIBITS


         EXHIBIT           DESCRIPTION
          2.1       Securities Purchase Agreement dated September 25, 1996 by
                    and among First Computer Services Corporation and Internet
                    America, Inc.(1)

          2.2       Asset Purchase Agreement dated July 31, 1996 by and between
                    Internet America, Inc. and Webstar, Inc.(1)

          2.3 Asset Purchase Agreement dated November 26, 1997 by and between Internet America, Inc. and Why? Telecommunications,
                    Inc.(1)

          2.4 Asset Purchase Agreement dated as of January 29, 1999 by and among CompuNet, Inc., William Thompson, Internet America,
                    Inc. and Geek Assets, Inc.(2)

          2.5 Securities Purchase Agreement dated as of February 18, 1999 by and among CyberRamp, L.L.C., its Members and Internet
                    America, Inc.(3)

          3.1       Internet America, Inc.'s Articles of Incorporation(1)

          3.2 Internet America, Inc.'s Articles of Amendment to Articles of Incorporation(1)

          3.3       Internet America, Inc.'s Bylaws(1)

          3.4       Internet America, Inc.'s Amendment to Bylaws(1)

          3.5       Application for Certificate of Withdrawal of Internet
                    America, Inc.(1)

          3.6       Articles of Merger merging Internet America, Inc., an
                    Arizona Corporation, with and into INTRNTUSA, INC., a Texas corporation(1)

          4.1       Specimen Common Stock certificate(1)

          4.2 Certificate of Designation of the Series A Preferred Stock of Internet America, Inc.(1)

          4.3       Amended Certificate of Designation of the Series A Preferred
                    Stock of Internet America, Inc.(1)

          4.4 Certificate of Designation of the Series B Preferred Stock of Internet America, Inc.(1)

          5.1       Opinion of Jackson Walker L.L.P.*

          10.1 Network Services Agreement dated August 25, 1997 by and between Internet America, Inc. and Golden Harbor of Texas,
                    Inc.(1)

          10.2      Consulting Agreement dated April 20, 1999 by and between
                    Internet America, Inc. and Gary L. Corona*

          10.3 Financial Advisory Agreement dated April 20, 1999 by and among Carl Westcott LLC and Internet America, Inc.*

          11.1      Statement regarding computation of per share earnings(4)

          16.1      Letter on change in certifying accountant(1)

         EXHIBIT           DESCRIPTION
          23.1      Consent of Jackson Walker L.L.P. (included in its opinion
                    filed as Exhibit 5.1)*

          23.2      Consent of Deloitte & Touche LLP*


          24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

          27.1      Financial Data Schedule*


----------
    *          Filed herewith.
    (1) Previously filed as an exhibit to Internet America's Registration Statement on Form SB-2 (No. 333-59527), and incorporated herein by reference.
    (2) Previously filed as an exhibit to Internet America's Current Report on Form 8-K, as amended, filed on February 16, 1999, and incorporated herein by reference.
    (3) Previously filed as an exhibit to Internet America's Current Report on Form 8-K, as amended, filed on March 1, 1999, and incorporated herein by reference.
    (4) Statement omitted because not applicable or because the required information is contained in the Financial Statements or Notes thereto.